UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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DSW Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DSW INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
May 22, 2008
AND
PROXY STATEMENT
IMPORTANT
Please complete, sign and date your proxy and promptly return it in the enclosed envelope. No postage is necessary if mailed in the United States.

DSW INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100
April 21, 2008
To Our Shareholders:

The 2008 Annual Meeting of Shareholders of DSW Inc. will be held at DSW’s corporate office, 810 DSW Drive, Columbus, Ohio, on Thursday, May 22, 2008, at 11:00 a.m., Eastern Daylight Savings Time, for the following purposes:
1.	To elect four Class I directors, each to serve until the 2011 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2.	To elect three Class III directors, each to serve until the 2010 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
Only the holders of record of Class A and Class B Common Shares at the close of business on April 1, 2008, our record date, are entitled to notice of and to vote at the meeting. Each shareholder is entitled to one vote for each share of Class A common stock held as of the record date, and eight votes for each share of Class B common stock held as of the record date.

By Order of the Board of Directors,
/s/ William L. Jordan
William L. Jordan
Secretary

YOUR VOTE IS IMPORTANT
You are urged to date, sign and promptly return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Voting your shares by the enclosed proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting. If you attend, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

i

DSW INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100
PROXY STATEMENT
The enclosed proxy is being solicited on behalf of our Board of Directors for use at our 2008 Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Daylight Savings Time, on Thursday, May 22, 2008, and any postponements or adjournments thereof (the “Annual Meeting”). This proxy statement, including the Notice of Meeting and our Annual Report on Form 10-K for the fiscal year ended February 2, 2008 (“fiscal 2007”) was first mailed to shareholders on April 21, 2008.
We have two classes of securities outstanding and entitled to vote at the Annual Meeting, our Class A Common Shares, no par value, and our Class B Common Shares, no par value. Only shareholders of record at the close of business on April 1, 2008, our record date, are entitled to notice of and to vote at the meeting or any adjournments thereof. The total number of outstanding Class A Common Shares entitled to vote at the meeting is 16,225,633 and the total number of Class B Common Shares entitled to vote at the meeting is 27,702,667. Each outstanding Class A Common Share is entitled to one vote with respect to each matter to be voted on at the meeting and each outstanding Class B Common Share is entitled to eight votes with respect to each matter to be voted on at the meeting. Class A Common Shares and Class B Common Shares vote together as a single class with respect to all matters submitted to a vote of shareholders.
Prior to the completion of our initial public offering in July 2005, we were operated as a direct wholly-owned subsidiary of Retail Ventures. As of April 1, 2008, Retail Ventures owned 27,702,667 of our Class B Common Shares, constituting all of our issued and outstanding Class B Common Shares, or in excess of 63% of our total outstanding shares and 93% of the combined voting power of our outstanding Common Shares. Retail Ventures has the power acting alone to approve any action requiring a vote of the majority of our voting shares and to elect all our directors.
Without affecting any vote previously taken, the proxy may be revoked by the shareholder by giving a written notice of revocation to us in writing (attention: William L. Jordan, Secretary). A shareholder may also change his or her vote by executing and returning to us a later-dated proxy or by giving notice of revocation in person at the meeting.
All properly executed proxies received by the Board of Directors will be voted as directed by the shareholder. All properly executed proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election as directors of the nominees listed below under “Election of Directors” and in the discretion of the proxies on any other business properly brought before the meeting or any adjournments thereof.
The presence, in person or by proxy, of a majority of the outstanding common shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. A broker non-vote occurs when a broker who holds its customers’ shares in street name signs and submits a proxy for such shares and votes such shares on some matters, but not others for which the broker does not have discretionary voting power under rules applicable to broker-dealers. This would occur when a broker has not received voting instructions from a customer with respect to a particular proposal, in which case the broker, as the holder of record, is only permitted to vote in its discretion on “routine” matters, which includes the election of directors.
Solicitation of proxies may be made by mail, personal interview and telephone by our officers, directors and regular employees, and by the employees of our transfer agent, National City Bank. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information with respect to the only persons known to us to own beneficially more than five percent of our outstanding Class A or Class B Common Shares as of April 1, 2008, unless as otherwise specified:

							Percentage of
							Combined Voting
	Number of Shares				Percentage of Shares		Power of All
	Beneficially Owned				Beneficially Owned		Classes of
Name and beneficial owner	Class A		Class B		Class A	Class B	Common Stock

Retail Ventures, Inc. 3241 Westerville Road Columbus, Ohio 43224	—		27,702,667	(1)	—	100%	93.2%
Schottenstein Stores Corporation 1800 Moler Road Columbus, Ohio 43207	2,302,600	(2)	—		12.4%	—	1.0%
Jay L. Schottenstein 1800 Moler Road Columbus, Ohio 43207	2,671,820	(2)	—		14.1%	—	1.1%
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	2,438,369	(3)	—		15.0%	—	1.0%
Buckingham Capital Management Incorporated 750 Third Avenue Sixth Floor New York, New York 10017	1,851,187	(4)	—		11.4%	—	0.8%
Baron Capital Management, Inc. 767 Fifth Avenue New York, New York 10153	1,756,166	(5)	—		10.8%	—	0.7%
Reid S. Walker G. Stacey Smith 300 Crescent Court, Suite 1111 Dallas, Texas 75201	1,255,879	(6)	—		7.7%	—	0.5%
1346049 Ontario Limited 22 St. Clair Avenue East 18th Floor Toronto, Ontario, Canada M4T 2s3	1,151,000	(7)	—		7.1%	—	0.5%
Artisan Partners Limited Partnership 875 East Wisconsin Avenue Suite 800 Milwaukee, Wisconsin 53202	1,076,900	(8)	—		6.6%	—	0.5%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	1,021,300	(9)	—		6.3%	—	0.4%

(1)	Class B Common Shares of DSW held by Retail Ventures are exchangeable into a like number of Class A Common Shares of DSW.

(2)	As of April 1, 2008, Mr. Schottenstein was the beneficial owner of approximately 78.4% of the outstanding common shares of Schottenstein Stores Corporation or SSC. SSC has the right to acquire 2,302,600 Class A Common Shares of DSW (subject to adjustment) from Retail Ventures pursuant to certain warrant agreements. Mr. Schottenstein is also the sole beneficial owner of 165,300 Retail Ventures common shares and holds 52,500 Retail Ventures common shares through Glosser Brothers Acquisition, Inc., or GBA, of which Mr. Schottenstein is Chairman of the Board, President, a director and a trustee or co-trustee of family trusts that own 100% of the stock of GBA. Mr. Schottenstein has voting and investment power as co-trustee of a family trust that owns 30,000 Retail Ventures common shares. As of April 1, 2008, SSC owned approximately 39.5% of the outstanding shares and beneficially owned approximately 50.2% of the outstanding shares of Retail Ventures (assumes issuance of (i) 8,333,333 Retail Ventures common shares issuable upon the exercise of convertible warrants, (ii) 1,731,460 Retail Ventures common shares issuable upon the exercise of term loan warrants, and, (iii) 342,709 Retail Ventures common shares issuable pursuant to the term loan warrants). Includes 19,120 Class A Common Shares which Mr. Schottenstein has the right to acquire upon the exercise of stock options within 60 days of April 1, 2008.

(3)	Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,408,369 Class A Common Shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment, VIP Growth, amounted to 1,064,552 Class A Common Shares. Edward C. Johnson and FMR LLC, through its control of Fidelity and the funds each has sole power to dispose of 2,408,369 Class A Common Shares. Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008.

(4)	Buckingham Capital Management Incorporated is a registered investment adviser which acts as the general partner and investment manager for various private investment funds and which also manages other accounts on a discretionary basis. Buckingham Research Group Incorporated, a registered broker-dealer, is the parent company of Buckingham Capital Management Incorporated and thus may be deemed to be the beneficial owner of the securities reported herein. Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008.

(5)	Baron Capital Group, Inc. (“BCG”) is the parent company of BAMCO, Inc. (“BAMCO”) and Baron Capital Management, Inc. (“BCM”). BAMCO and BCM are investment advisors registered under Section 203 of the Investment Advisors Act of 1940. BAMCO beneficially owns 1,584,166 Class A Common Shares, and BCM beneficially owns 172,000 Class A Common Shares. Baron Small Cap Fund (“BCS”) and Baron Growth Fund (“BGF”) are investment companies registered under Section 8 of the Investment Company Act and are advisory clients of BAMCO and own 1,091,096 and 1,756,166 Class A Common Shares, respectively. Ronald Baron owns a controlling interest in BCG. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on April 9, 2008.

(6)	As of December 31, 2007, Walker Smith Capital, L.P. (“WSC”), Walker Smith Capital (Q.P.), L.P. (“WSCQP”), Walker Smith International Fund, Ltd. (“WS International”) and HHMI Investments, L.P. (“HHMI” and collectively with WSC, WSCQP and WS International, the “WS Funds”) owned in the aggregate 1,096,579 Class A Common Shares. WS Capital Management, L.P. (“WSC Management”) is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International, and the investment manager for HHMI. WS Capital, L.L.C. (“WS Capital”) is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are principals of WS Capital. As a result, WSC Management, WS Capital, and Messrs. Reid S. Walker and G. Stacy Smith possess shared power to vote and to direct the disposition of the securities held by the WS Funds. In addition, WS Opportunity Fund, L.P. (“WSO”), WS Opportunity Fund (Q.P.), L.P. (“WSOQP”), and

WS Opportunity Fund International, Ltd. (“WSO International” and collectively with WSO and WSOQP, the “WSO Funds”) owned in the aggregate 159,300 Shares. WS Ventures Management, L.P. (“WSVM”) is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. WSV Management, L.L.C. (“WSV”) is the general partner of WSVM. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WSV. As a result, WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith possess shared power to vote and to direct the disposition of the securities held by the WSO Funds. Thus, for the purposes of Reg. Section 240.13d-3, (i) Messrs. Reid S. Walker and G. Stacy Smith are deemed to beneficially own 1,255,879 Class A Common Shares, (ii) WS Capital and WSC Management are deemed to beneficially own 1,096,579 Class A Common Shares, and (iii) WSVM, WSV, and Mr. Patrick P. Walker are deemed to beneficially own 159,300 Shares. Each of the reporting persons has expressly disclaimed membership in a “group” under Section 13(d) of the Act and the rules and regulations thereunder with respect to the Shares reported herein. Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008.

(7)	1346049 Ontario Limited (“Holdco”) is a parent holding company for its operating subsidiaries, Trapeze Asset Management Inc. (“TAMI”), and Trapeze Capital Corp. (“TCC”). TAMI is a Canadian investment adviser and is also registered as an investment adviser under the Investment Advisers Act of 1940. TCC is a Canadian investment dealer. TAMI and TCC have sole voting and dispositive power over 908,800 and 242,200 Class A Common Shares, respectively. Randall Abramson serves as Director, Chief Executive Officer, President, Secretary and Treasurer of Holdco; Director, President, Chief Executive Officer, Secretary, Treasurer and Portfolio Manager of TAMI; and Director, President, Portfolio Manager and Compliance Officer of TCC. Holdco owns 100% of the outstanding voting stock of each of TCC and TAMI. Abramson owns 82% of the outstanding capital stock of Holdco. Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008.

(8)	Artisan Partners Limited Partnership (“Artisan Partners”) is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Investment Corporation (“Artisan Corp.”) is the general partner of Artisan Partners; ZFIC, Inc. (“ZFIC “) is the sole stockholder of Artisan Corp.; Andrew A. Ziegler and Carlene M. Ziegler are the principal stockholders of ZFIC. Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008.

(9)	Wellington Management is an investment advisor and may be deemed to beneficially own 1,021,300 Class A Common Shares on behalf of its clients. Wellington Management reported it had shared voting power over 477,700 Class A Common Shares and shared dispositive power over 1,021,300 Class A Common Shares. Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008.
The information with respect to beneficial ownership is based upon information furnished by the shareholder or information contained in filings made with the Securities and Exchange Commission.

Security Ownership of Management
The following table sets forth, as of April 1, 2008, information with respect to our Class A Common Shares owned beneficially by each director and director nominee individually, by the executive officers named in the Summary Compensation Table of this proxy statement and by all directors and executive officers as a group:

					Percentage of
					Combined Voting
	Number of Shares		Percentage of Shares		Power of All
	Beneficially Owned(1)		Beneficially Owned(2)		Classes of
Name	Class A	Class B	Class A	Class B	Common Stock

Elaine Eisenman	—	—	—	—	—
Deborah Ferrée	90,680	—	*	—	*
Carolee Friedlander	9,342	—	*	—	*
Peter Z. Horvath	130,680	—	*	—	*
Joanna T. Lau	—	—	—	—	—
Kevin Lonergan	41,079	—	*	—	*
Roger Markfield	—	—	—	—	—
Philip B. Miller	16,842	—	*	—	*
Douglas J. Probst	51,140	—	*	—	*
James D. Robbins	12,342	—	*	—	*
Jay L. Schottenstein (3)	2,671,820	—	14.1%	—	1.1%
Harvey L. Sonnenberg	8,342	—	*	—	*
Allan J. Tanenbaum	13,568	—	*	—	*
Heywood Wilansky	25,000	—	*	—	*
All directors and executive officers as a group (16 persons)	3,103,114	—	16.5%	—	1.3%

*	Represents less than 1% of outstanding common shares.

(1)	Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed.
Includes the following number of Class A Common Shares as to which the named person has the right to acquire beneficial ownership upon the exercise of stock options and the amount of restricted shares that could be issued within 60 days of April 1, 2008:

		Restricted Shares
	Stock Options	that could be issued
	Exercisable within 60	within 60 days of
Beneficial Owner	days of April 1, 2008	April 1, 2008

Deborah Ferrée	70,680	—
Carolee Friedlander	—	6,342
Peter Z. Horvath	100,680	—
Kevin Lonergan	28,260	—
Philip B. Miller	—	6,342
Douglas J. Probst	46,640	—
James D. Robbins	—	6,342
Jay L. Schottenstein	19,120
Harvey L. Sonnenberg	—	6,342
Allan J. Tanenbaum	—	12,568
All directors and executive officers as a group (16 persons)	295,660	37,936

(2)	The percent is based upon 16,225,633 Class A Common Shares and 27,702,667 Class B Common Shares outstanding, plus the number of shares a person has the right to acquire within 60 days of April 1, 2008.

(3)	Includes 350,000 Class A Common Shares held by family trusts and 2,302,600 Class A Common Shares that SSC has the right to acquire from Retail Ventures pursuant to certain warrant agreements. As of April 1, 2008, Mr. Schottenstein was the beneficial owner of approximately 78.4% of the outstanding common shares of SSC.
The information with respect to beneficial ownership is based upon information furnished by each director, director nominee or executive officer, or information contained in filings made with the Securities and Exchange Commission.

ELECTION OF DIRECTORS
Our Board of Directors currently consists of ten members and is divided into three classes, designated Class I, Class II and Class III. The members of the three classes are elected to serve for staggered terms of three years. Pursuant to Section 2.02 of our Code of Regulations, the number of directors constituting each class will, as nearly as practicable, be equal.
On March 13, 2008, in accordance with our Code of Regulations, the Board of Directors increased the size of the Board from 7 to 10 directors and established a third class of directors. The Board appointed Elaine J. Eisenman, Joanna T. Lau and Roger S. Markfield to fill the Class III vacancies on the Board created by the increase in the number of directors and to serve as directors until the 2008 Annual Meeting of Shareholders.
At the Annual Meeting, three directors are nominated for election as Class III directors with a term to expire in 2010 and four directors are nominated for election as Class I directors with a term to expire in 2011. Each of the nominees for director to be elected at the Annual Meeting currently serves as a director of the Company. Ms. Eisenman, Ms. Lau and Mr. Markfield were first appointed to the Board on March 13, 2008 on the recommendation of the Nominating and Corporate Governance Committee. Each of Ms. Eisenman, Ms. Lau and Mr. Markfield was recommended for consideration by the Nominating and Corporate Governance Committee by the current Board members. The names and ages of the “Nominees” and the “Continuing Directors,” their principal occupations during the past five years and certain other information are listed below.
Nominees for Class I Directors for term to Expire in 2011:

		Our Directors and Their Positions with Us/	Director
Name	Age	Principal Occupations / Business Experience	Since

Carolee Friedlander*	66	Ms. Friedlander serves as a founding partner of Circle Financial Group, a membership organization that provides wealth management services, and has held that position since August 2004. From July 2001 to August 2004, Ms. Friedlander served as Senior Vice President of Retail Brand Alliance, Inc., and as President and Chief Executive Officer of Carolee Designs, Inc., a subsidiary of Retail Brand Alliance. Prior to that Ms. Friedlander served as President and Chief Executive Officer of Carolee Designs, a fashion accessory company she founded in 1973 and sold to Retail Brand Alliance in July 2001.	2005

Harvey L. Sonnenberg	66	Mr. Sonnenberg has been a partner in the certified public accounting firm, Weiser, LLP since November 1994. Mr. Sonnenberg is active in a number of professional organizations, including the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants, and has long been involved in rendering professional services to the retail and apparel industry. Mr. Sonnenberg is a certified public accountant. Mr. Sonnenberg is a director of Retail Ventures.	2005

Allan J. Tanenbaum*	61	Mr. Tanenbaum currently serves as General Counsel and Managing Partner of Equicorp Partners, LLC, an Atlanta-based private investment and advisory firm. From February 2001 to December 31, 2005, Mr. Tanenbaum served as Senior Vice President, General Counsel and Corporate Secretary for AFC Enterprises, Inc., a franchisor and operator of quick-service restaurants. From June 1996 to February 2001, Mr. Tanenbaum was a shareholder in Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., an Atlanta, Georgia law firm, where he represented corporate clients in connection with mergers and acquisitions and other commercial transactions.	2005

		Our Directors and Their Positions with Us/	Director
Name	Age	Principal Occupations / Business Experience	Since

Heywood Wilansky	60	Mr. Wilansky has been the President and Chief Executive Officer of Retail Ventures since November 2004. Before joining Retail Ventures, he served as President and Chief Executive Officer of Filene’s Basement, a subsidiary of Retail Ventures, from February 2003 to November 2004. Mr. Wilansky was a professor of marketing at the University of Maryland business school from August 2002 to February 2003. From August 2000 to January 2003, he was President and Chief Executive Officer of Strategic Management Resources, LLC. From August 1995 to July 2000, he was President and Chief Executive Officer of Bon Ton Stores. Mr. Wilansky is a director of Retail Ventures and Bertucci’s Corporation.	2005
Nominees for Class III Directors for term to Expire in 2010:

		Our Directors and Their Positions with Us/	Director
Name	Age	Principal Occupations / Business Experience	Since

Elaine J. Eisenman*	59	Dr. Eisenman currently serves as Dean of Babson Executive Education, the division of Babson College focused on providing education, consulting and applied research in innovation and leadership to corporations and executives. Dr. Eisenman also is responsible for the management of the Babson Executive Conference Center. Dr. Eisenman has held senior executive positions at both public and private companies such as American Express, Enhance Financial Services Co., The Children’s Place, and private companies such as PDI International, a global consulting firm.	2008

Joanna T. Lau*	49	Ms. Lau currently serves as CEO of Lau Technologies, an executive consulting and investment company focused on providing debt and equity financing and consulting to mid-range companies. Ms. Lau founded Lau Technologies in 1990 and has been responsible for managing all aspects of the company from financing growth to the quality of the performance of the products previously sold by the company. Ms. Lau held leadership positions with Digital Equipment Corporation and General Electric before founding Lau Technologies. Ms. Lau is a member of the Board of Directors of ITT Education Services (NYSE:ESI) since 2003 and currently serves on the Audit Committee. Ms. Lau has served on the boards of other public companies, including TD Banknorth and BostonFed Bancorp, Inc.	2008

Roger S. Markfield	65	Mr. Markfield is a non-executive officer employee of American Eagle Outfitters	2008
		(NYSE: AEO) and has served as a Director of AEO since March 1999. He served AEO as Vice-Chairman from November 2003 to February 2007, as President from February 1995 to February 2006, and as Co-Chief Executive Officer from December 2002 to November 2003. Mr. Markfield also served AEO and its predecessors as Chief Merchandising Officer from February 1995 to December 2002 and as Executive Vice President of Merchandising from May 1993 to February 1995. Prior to joining AEO, he served as Executive Vice President-General Merchandising Manager for the Limited Stores Division of Limited Brands from May 1992 to April 1993. From 1969 to 1976 and from 1979 to 1992, he was employed by Macy’s Inc. in various positions, beginning as a Buyer in Boys’ Wear and rising to President of Corporate Buying-Mens. From 1976 to 1979, Mr. Markfield served as Senior Vice President of Merchandising and Marketing for Gap.

Continuing Class II Directors:

		Our Directors and Their Positions with Us/	Director
Name	Age	Principal Occupations / Business Experience	Since

Jay L. Schottenstein	53	Mr. Schottenstein serves as our Chief Executive Officer and Chairman of the Board of Directors. He was appointed as our Chief Executive Officer in March 2005. Mr. Schottenstein became a director of DSW in March 2005. He has been Chairman of the Board of Directors of Retail Ventures, American Eagle Outfitters, Inc. and SSC since March 1992 and was Chief Executive Officer of Retail Ventures from April 1991 to July 1997 and from July 1999 to December 2000. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served in various executive capacities at SSC since 1976. Mr. Schottenstein is also a director of American Eagle Outfitters, Inc., and Retail Ventures.	2005

Philip B. Miller*	69	Mr. Miller is the President of Philip B. Miller Associates, a consulting firm, and an Operating Director of Tri-Artisan Capital Partners, a privately held merchant bank, and has held those positions since July 2001. Mr. Miller also serves on the Board of Directors of St. John Knits, a position he has held since December 2002. Mr. Miller served as Chairman and Chief Executive Officer of Saks Fifth Avenue, Inc. from 1993 until January 2000 and continued as Chairman of that company until July 2001. From 1983 to 1990, Mr. Miller served as Chairman and Chief Executive Officer of Marshall Fields, Inc. Mr. Miller serves as a director of Kellwood Company.	2005

James D. Robbins*	61	Mr. Robbins currently holds a directorship in Huntington Preferred Capital, Inc., that he has held since November 2001. Mr. Robbins also serves as chairman of the audit committee of Huntington Preferred Capital, Inc., which has a class of securities registered pursuant to Section 12 of the Exchange Act. From 1993 until his retirement in June 2001, Mr. Robbins served as Managing Partner of the Columbus, Ohio office of PricewaterhouseCoopers LLP. Mr. Robbins is a certified public accountant.	2005

*	Independent Directors under New York Stock Exchange Rules.
Unless otherwise directed, the persons named in the proxy will vote the proxies FOR the election of the above-named nominees as directors. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the proxies will be voted for such other person or persons as may be designated by the directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a director.
Under Ohio law and our Code of Regulations, the nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy.
Your Board of Directors unanimously recommends a vote FOR each of the director nominees named above.

EXECUTIVE OFFICERS
The following persons are our executive officers. Our officers are elected annually by our Board and serve at the pleasure of the Board.
Jay L. Schottenstein, age 53, serves as our Chief Executive Officer and Chairman of the Board of Directors. He was appointed as our Chief Executive Officer in March 2005. Mr. Schottenstein became a director of DSW in March 2005. He has been Chairman of the Board of Directors of Retail Ventures, American Eagle Outfitters, Inc. and SSC since March 1992 and was Chief Executive Officer of Retail Ventures from April 1991 to July 1997 and from July 1999 to December 2000. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served in various executive capacities at SSC since 1976. Mr. Schottenstein is also a director of American Eagle Outfitters, Inc., which is a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act.
Deborah L. Ferrée, age 54, has served as our Vice Chairman and Chief Merchandising Officer since January 2006. Ms. Ferrée joined us in November 1997. She served as our President and Chief Merchandising Officer from November 2004 until January 2006. From March 2002 until November 2004, she served as Executive Vice President and Chief Merchandising Officer. Prior to that, she served as Senior Vice President of Merchandising beginning in September 2000, and Vice President of Merchandising beginning in October 1997. Prior to joining us, Ms. Ferrée worked in the retail industry for more than 30 years in various positions, including serving as Divisional Merchandising Manager of Shoes, Accessories and Intimate Apparel for Harris Department Store, women’s buyer for Ross Stores and Divisional Merchandise Manager of the May Company.
Peter Z. Horvath, age 50, has served as our President since January 2006. From January 2005 until January 2006, Mr. Horvath served as our Executive Vice President and Chief Operating Officer. He has extensive retail experience, having spent nineteen years with the Limited Brands business. He has held numerous finance function roles within various divisions of Limited Brands, most recently serving as Senior Vice President of Merchandise Planning and Allocation for the entire Limited Brands enterprise from April 2002 to August 2004. From February 1997 to April 2002, he served as Chief Financial Officer for multiple apparel divisions of Limited Brands. From 1985 to February 1997, Mr. Horvath held various positions with Limited Brands, including Vice President Controller of Express, Inc. and Director of Financial Reporting for Limited Stores.
Kevin M. Lonergan, age 59, serves as our Executive Vice President and Chief Operating Officer. Prior to joining us in January 2006, Mr. Lonergan served as Vice President of the West Zone for American Eagle Outfitters, beginning in January 2004, where he was responsible for 397 stores in 30 states. Prior to that time, Mr. Lonergan served as Executive Vice President and Chief Operating Officer of Old Navy, a division of Gap, Inc., where he oversaw all store operations and helped build the newly formed Old Navy division from its inception in 1993. Prior to serving in that capacity, Mr. Lonergan held executive positions at various divisions of Gap, Inc., Target and Carson Pirie Scott. Mr. Lonergan has over 35 years of business experience in all phases of retail, including department stores, specialty and mass merchandising, and has been responsible for many areas of business, including stores, operations, finance, real estate, human resources, systems, and customer service.
Harris Mustafa, age 54, serves as our Executive Vice President, Supply Chain and Merchandise Planning and Allocation. Prior to joining us in July 2006, Mr. Mustafa served as Executive Vice President, Private Brand and Product Development from August 2004 to June 2006 at Saks Department Store Group. Prior to serving in that capacity, he served as their Senior Vice President, Planning and Operations, Private Brand Group from October 2003 to August 2004. From May 2002 to March 2003, Mr. Mustafa served as Senior Vice President Business Planning for Williams-Sonoma, Inc. Prior to serving in that capacity, Mr. Mustafa served in various executive positions at Payless ShoeSource, Inc. from 1987 to 2001.
Douglas J. Probst, age 43, serves as our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Probst joined DSW in March 2005. From April 1990 to February 2005, he held various positions with Too Inc., a company spun-off from The Limited, Inc., including Vice President of Finance and Controller from May 2004 to February 2005, Vice President Finance from October 2003 to May 2004 and Vice President

Financial Analysis and Store Control from December 1999 to October 2003. From August 1986 to March 1990, he was in the practice of public accounting with KPMG. Mr. Probst is a certified public accountant.
Derek Ungless, age 59, serves as our Executive Vice President and Chief Marketing Officer, a position he has held since June 2005. From April 2002 to May 2005, he was Executive Vice President of Marketing for Express, part of Limited Brands. Mr. Ungless was Senior Vice President and Head of Global Brand Design of the Estee Lauder brand, part of Estee Lauder Companies Inc. from September 2000 until November 2001 and was Executive Vice President and Creative Director of Brooks Brothers from October 1997 until September 2000. Mr. Ungless has over twelve years of experience working in the retail industry.

OTHER DIRECTOR INFORMATION, COMMITTEES OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION
General
A total of four meetings of the Board of Directors were held during fiscal 2007, and the Board took action by unanimous written consent one time during fiscal 2007. No director attended less than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held during the time in which such director was a member of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which that director served during the period each director served as a member of such committee.
There are no family relationships among our directors and executive officers.
Our Corporate Governance Principles provide that all incumbent directors and director nominees are encouraged to attend our Annual Meeting of Shareholders. All seven of our directors then in office attended our 2007 Annual Meeting of Shareholders.
Corporate Governance Principles
In June 2005, the Board of Directors adopted Corporate Governance Principles that address Board structure, membership (including nominee qualifications), performance, operations and management oversight. The Corporate Governance Principles were last amended in March 2008. A current copy of our Corporate Governance Principles can be found at our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
The Board of Directors meets in regularly scheduled executive sessions (without management present). The Board of Directors does not have a designated director who leads executive sessions held by the independent directors. The non-management directors alternate as the chair of such executive sessions in alphabetical order by last name.
Director Independence
Our director independence standards are set forth in our Corporate Governance Principles, a copy of which can be found at our corporate and investor website at www.dswinc.com. The Corporate Governance Principles provide that the Board of Directors’ goal is that a majority of the directors should be independent directors. A director will be designated as independent if he or she:
•	has no material relationship with us or our subsidiaries;

•	satisfies the other criteria specified by New York Stock Exchange listing standards;

•	has no business conflict with us or our subsidiaries; and

•	otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board of Directors.
During its review of director independence, the Board considered whether there were any transactions or relationships between the Company and any director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). As a result of this review, the Board of Directors has affirmatively determined that the following persons are independent under our independence standards:
Elaine Eisenman
Carolee Friedlander
Joanna T. Lau
Philip B. Miller
James D. Robbins
Allan J. Tanenbaum

Our Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of independent directors as defined under applicable Securities and Exchange Commission rules and the listing standards of the New York Stock Exchange.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Messrs. Tanenbaum (Chair), Miller, Robbins, and Ms. Friedlander, each of whom is independent as discussed above. A current copy of our the Nominating and Corporate Governance Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
The Nominating and Corporate Governance Committee met five times during fiscal 2007. Its functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the Committee also reviews the Corporate Governance Principles, makes recommendations to the Board with respect to other corporate governance principles applicable to us, oversees the annual evaluation of the Board and management, and reviews management and Board succession plans.
The Nominating and Corporate Governance Committee meets to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. Although there are no specific minimum qualifications that a director candidate must possess, potential candidates are identified and evaluated according to the qualification criteria set forth in the Board’s Corporate Governance Principles, including:
•	independence;

•	judgment;

•	skill;

•	diversity;

•	strength of character;

•	age;

•	experience as an executive of, or advisor to, a publicly traded or private organization;

•	experience and skill relative to other Board members;

•	specialized knowledge or experience;

•	service on other boards; and

•	desirability of the candidate’s membership on the Board or any committees of the Board.
The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2009 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than January 1, 2009, to DSW, 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary. Each such submission must include:
As to the nominee:
•	name, age, business address and residence address;

•	principal occupation or employment;

•	the class and number of DSW shares beneficially owned; and

•	any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and
As to the shareholder giving the notice:
•	name and record address; and

•	the class and number of our shares beneficially owned.
Such notice shall be accompanied by a consent signed by the nominee evidencing a willingness to serve as a director, if nominated and elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.
Compensation Committee
The members of our Compensation Committee are Messrs. Miller (Chair), Robbins and Tanenbaum and Ms. Friedlander. Each member of the Compensation Committee is independent as discussed above. None of the members of the Compensation Committee are present or former officers of our Company, nor are they or any of their affiliates, if any, parties to agreements with us.
A current copy of our Compensation Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Compensation Committee met six times during fiscal 2007. The Compensation Committee’s functions include evaluating the Chief Executive Officer’s performance and, based upon these evaluations, setting the Chief Executive Officer’s annual compensation; reviewing and approving the compensation packages of our other executive officers; making recommendations to the Board with respect to our incentive compensation, retirement and other benefit plans; making administrative and compensation decisions under such plans; and recommending to the Board the compensation for non-employee Board members. See the Compensation Discussion and Analysis below for a more complete description of the Compensation Committee’s deliberations and decisions relating to executive compensation, including the Committee’s retention of a compensation consultant and the role of our executive officers in determining executive compensation.
Audit Committee
The members of our Audit Committee are Messrs. Robbins (Chair), Miller and Tanenbaum and Ms. Friedlander. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable Securities and Exchange Commission rules and listing standards of the New York Stock Exchange. The Board has also determined that our Audit Committee’s Chairman, James D. Robbins, qualifies as an audit committee financial expert as such term is defined by the Securities and Exchange Commission under Item 401(h) of Regulation S-K.
A current copy of our Audit Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Audit Committee met five times during fiscal 2007. The purpose of our Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities of:
•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	performance of our internal audit function and independent auditor.
The Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of our independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting.
No member of the Audit Committee is currently serving on the audit committees of more than three public companies.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who are beneficial owners of more than ten percent of our common shares (“reporting persons”) to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. We assist our directors and executive officers in completing and filing those reports. Based upon a review of those reports furnished to us and representations of our directors and executive officers, we believe that all filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were complied with during the last completed fiscal year.
Code of Ethics and Corporate Governance Information
We have adopted a code of ethics that applies to all our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to senior financial officers. Additionally, the Board of Directors has adopted a Director Code of Conduct applicable to our Board members. These codes of ethics, designated as the “Code of Conduct,” the “Code of Ethics for Senior Financial Officers,” and the “Director Code of Conduct,” respectively, by us can be found on our investor website at www.dswinc.com and are available in print (without charge) to any shareholder upon request. We intend to disclose any amendment to, or waiver from, any applicable provision of the Code of Conduct, Code of Ethics for Senior Financial Officers, or Director Code of Conduct (if such amendment or waiver relates to elements listed under Item 406(b) of Regulation S-K and applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) by posting such information on our corporate and investor website at www.dswinc.com.

AUDIT AND OTHER SERVICE FEES
Our Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accountants are pre-approved. The pre-approval policy is designed to assure that the provision of such services does not impair the independence of our independent registered public accounting firm and is summarized below.
•	Delegation — The Audit Committee may delegate pre-approval authority to one or more of its independent members provided that the member(s) to whom such authority is delegated promptly reports any pre-approval decisions to the other Audit Committee members. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

•	Audit Services — Annual audit, review and attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions or fees resulting from changes in the audit scope requires the Audit Committee’s approval.

•	Other Services — Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

•	Tax Services — The Audit Committee believes that our independent registered public accounting firm can provide tax services to us such as tax compliance and certain tax advice without impairing its independence. In no event, however, will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations or similar regulations of other applicable jurisdictions.
No services were provided by the independent public accountants during fiscal 2007 or fiscal 2006 that were approved by the Audit Committee under Securities and Exchange Commission Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimis and may be approved by the Committee after such services have been performed).
The following table sets forth the aggregate fees for professional services rendered by Deloitte & Touche LLP, our independent registered accountants, for each of the last two fiscal years.

	2007	2006
Audit fees (1)	$870,396	$1,099,699
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$870,396	$1,099,699

(1)	Includes services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q, and other audit services normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Also includes $425,896 and $684,095 for fiscal 2007 and fiscal 2006, respectively, representing our allocation of audit fees under our shared service agreement with Retail Ventures.

AUDIT COMMITTEE REPORT
The members of our Audit Committee are Messrs. Robbins (Chair), Miller and Tanenbaum and Ms. Friedlander. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable Securities and Exchange Commission rules and listing standards of the New York Stock Exchange. The Board of Directors has also determined that our Audit Committee’s Chairman, James D. Robbins, qualifies as an audit committee financial expert as such term is defined by the Securities and Exchange Commission under Item 401(h) of Regulation S-K. Although our Board of Directors has determined that Mr. Robbins is a financial expert as defined under Securities and Exchange Commission rules, his responsibilities are the same as those of other Audit Committee members. The Securities and Exchange Commission has determined that an audit committee financial expert will not be deemed an “expert” for any purpose as a result of being identified as an audit committee financial expert.
The Audit Committee operates under a written charter, which is available on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request. Under the charter, the Audit Committee’s responsibilities include:
•	Review of our annual financial statements to be included in our Annual Report on Form 10-K and recommendation to the Board of Directors whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	Review of our quarterly financial statements to be included in our Quarterly Reports on Form 10-Q;

•	Oversight of our relationship with our independent auditors, including:
•	Appointment, termination and oversight of our independent auditors; and

•	Pre-approval of all auditing services and permitted non-audit services by our independent auditors;
•	Oversight of our internal controls;

•	Oversight of the review and response to complaints made to us regarding accounting, internal accounting controls and auditing matters or other compliance matters;

•	Oversight of our internal audit function; and

•	Review and approval of related party transactions.
Our management is responsible for our internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Their audit is performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by our management and our independent registered public accounting firm.
In conducting its oversight function, the Audit Committee discusses with our internal auditors and our independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews our programs and key initiatives to design, implement and maintain effective internal controls over financial reporting and disclosure controls. The Audit Committee has sole discretion, in its areas of responsibility and at our expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.
The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, the evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended February 2, 2008. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its report on our annual financial statements.

The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with Deloitte & Touche LLP its independence from management, and the Audit Committee has received from Deloitte & Touche LLP the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T.
Based on its review of the audited consolidated financial statements and discussions with management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended February 2, 2008 in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
Respectfully submitted,
Audit Committee
James D. Robbins, Chair
Carolee Friedlander
Philip B. Miller
Allan J. Tanenbaum

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the material compensation decisions and elements for DSW’s executive team. As more fully described below, the Compensation Committee of DSW’s Board of Directors (the “Committee”) makes all compensation decisions for DSW’s executive officers, including the executive officers named in the Summary Compensation Table below (the “Named Executive Officers”) as follows:
•	Jay L. Schottenstein — Chairman and Chief Executive Officer;

•	Deborah L. Ferrée — Vice Chairman and Chief Merchandising Officer;

•	Peter Z. Horvath — President;

•	Douglas J. Probst — Executive Vice President, Chief Financial Officer and Treasurer; and

•	Kevin M. Lonergan — Executive Vice President and Chief Operating Officer.
Executive Compensation Philosophy & Objectives
The Committee believes that executive compensation packages should incorporate an appropriate balance of fixed versus variable compensation—as well as cash-based versus stock-based compensation—and reward performance that is measured against established goals that correspond to our short-term and long-term business plan and objectives.
DSW’s executive compensation program is designed to:
(1)	Attract and retain highly talented, experienced retail executives who can make significant contributions to our long-term business success. Specifically, we structure our compensation program to attract and keep executives we believe are critical to the implementation of our business strategy to:
•	Anticipate the desires of our brand-, quality- and style-conscious customers who have a passion for footwear and accessories and provide them with a vast, exciting selection of in-season styles combined with the convenience and value they desire;

•	Create a distinctive store experience that satisfies both the rational and emotional shopping needs of our customers; and

•	Execute on a growth strategy to increase total net sales through DSW store expansion while maintaining positive comparable store sales growth for DSW stores, particularly as we intend to open at least 30 stores per year during the next four fiscal years.
At DSW, we believe we have assembled an experienced and talented executive team with a proven track record of delivering growth results.
Mr. Schottenstein, our CEO, is a seasoned retail industry executive who provides strategic leadership to DSW’s senior executive team and guidance and insight around our key growth initiatives. Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer, and Mr. Horvath, our President, provide daily leadership to DSW’s executive team. Additionally, Ms. Ferrée oversees a merchandising team that is focused on continually delivering a broad selection of fresh and current merchandise into our stores at price points that appeal to consumers from a broad range of socioeconomic and demographic backgrounds. In addition to providing daily business leadership, Mr. Horvath oversees all aspects of our business operations. Mr. Lonergan, our Chief Operating Officer, has over 30 years of retail industry experience and occupies a critical leadership role in creating the distinctive store experience that is integral to our long-term business success. Mr. Lonergan also leads our real estate and store construction functions. Finally, Mr. Probst, our Chief Financial Officer, provides daily leadership to a finance function that plays a critical role in ensuring the availability of the investment capital necessary to deliver on our growth strategy. We believe that our current senior executive team possesses a proven ability to develop and execute merchandising, customer, real estate and infrastructure strategies. As a result, we believe our compensation program must incentivize and reward their efforts and also serve to keep their services with DSW, thus allowing us to compete in attracting, developing and retaining talent to support the continued growth of DSW.

(2)	Reward executives for delivering superior performance. The Committee regularly reviews executive compensation packages to ensure a proper balance between fixed and variable compensation with more of the focus on, and potential reward to the executive for, achievement of short- and long-term performance goals. This was true for 2007 — in aggregate, the Named Executive Officer compensation opportunity consisted of approximately 34% fixed compensation (base salary and cash perquisite allowance) and approximately 66% variable compensation (annual cash incentive compensation and long-term equity compensation). The Committee believed this was an appropriate balance given the current focus and goals of the Company.

(3)	Create a strong link among the interests of shareholders, DSW’s financial performance and the total compensation of executives, and align executive incentives with shareholder value creation. The Committee believes targeting above-median long-term equity award levels (as discussed below) is appropriate for DSW, a growth company, during a critical growth phase. As a result, the Committee annually awards equity, generally in the form of stock options and restricted stock units, to the Named Executive Officers based, in part, on DSW’s financial performance. Such grants also strongly align these officers’ interests with the interests of our shareholders as each are focused on the same result — value creation.
Setting Executive Compensation
Based on the objectives described above, the Committee has structured DSW’s executive compensation programs primarily to motivate executives to achieve the business goals established by DSW and reward executives for meeting business goals, and perhaps more importantly, delivering superior performance as measured against those business goals. For 2007, the Committee engaged Hewitt Associates, a global human resources consulting firm, to conduct a review of its total compensation program for the Named Executive Officers as well as for other company executives. As requested by the Committee, Hewitt provided the Committee with market data from proprietary databases to consider when making compensation decisions for our Named Executive Officers. While Hewitt was engaged directly by the Committee, Hewitt also provided similar input to company management to support compensation recommendations and decisions made for company executives who are not Named Executive Officers.
In making compensation decisions for executive officers in fiscal 2007, including the Named Executive Officers, the Committee compared each officer’s compensation against market compensation benchmarks drawn from a peer group of publicly-traded and privately-held retail industry companies (collectively, the “Comparator Group”). With input from Hewitt, the Committee ensured the Comparator Group consisted of appropriately-sized companies against which the Committee believes DSW competes for talent and shareholder investment. The companies included in the Comparator Group for 2007 were:
Ann Taylor Stores Corporation
Brown Shoe Company, Inc.
Eddie Bauer, Inc.
Home Decorators Collection
Lillian Vernon Corporation
Neiman Marcus
Pacific Sunwear of California, Inc.
Pier 1 Imports, Inc.
Stein Mart, Inc.
Belk, Inc.
Charming Shoppes, Inc.
Fingerhut Companies, Inc.
Home Interiors and Gifts
Linens ‘n Things, Inc.
Norm Thompson Outfitters, Inc.
Payless ShoeSource, Inc.
Redcats USA
The Timberland Company
The Bon Ton Stores, Inc.
Dick’s Sporting Goods, Inc.
Goody’s Family Clothing, Inc.
L.L. Bean Incorporated
Mervyn’s
Oriental Trading Company, Inc.
Phillips-Van Heusen Corporation
Sports Authority, Inc.
Williams-Sonoma, Inc.
DSW’s revenue is slightly below the median revenue of the Comparator Group companies. Thus, in making comparisons between DSW pay levels and Comparator Group pay levels, the Committee looked at both the raw tabular data for the Comparator Group companies as well as adjusted data for the Comparator Group companies based on regression analysis, provided by Hewitt, that accounts for differences between DSW’s revenues and median revenues of the Comparator Group companies.
The pay elements used for comparison purposes are target total cash compensation (consisting of base salary and annual cash incentive compensation) and long-term equity incentive compensation. Generally, the Committee targets Named Executive Officer pay to fall between the 50th and 75th percentiles of Comparator Group data for both total cash compensation and long-term incentive compensation. This pay objective reflects the fact that DSW is a growth company and executives with the skills and experience necessary to deliver contributions that will significantly impact DSW’s long-term business success and intended growth pattern command a premium in the marketplace. These objectives also recognize the Committee’s expectation that, over the long term, the Company will generate shareholder returns in excess of the average of its Comparator Group. Variations to this pay objective may occur as dictated by the experience level of the individual and market factors.
In addition, for Named Executive Officers where comparison data was available in 2007, the Committee also evaluates the actual pay of the Named Executive Officer with pay data drawn from proxy-disclosed pay information for the following publicly-traded companies:
Brown Shoe Company, Inc.
Genesco, Inc.
Hot Topic, Inc.
Pacific Sunwear of California
Stein Mart, Inc.
Children’s Place Retail Stores
Finish Line, Inc.
Guitar Center, Inc.
The Men’s Wearhouse, Inc.
Pier 1 Imports, Inc.
For fiscal 2007, the compensation paid to the Named Executive Officers was reviewed pursuant to this company group (in addition to the Comparator Group above). By looking at this proxy-disclosed information, as reviewed and summarized for the Committee by Hewitt, the Committee was able to analyze the relation between performance and the resulting pay delivered.
Finally, the Committee takes into consideration a review of each Named Executive Officer’s compensation relative to the other Named Executive Officers, taking into account each officer’s performance and impact on DSW’s business results.
Role of Executive Officers in Compensation Decisions
The Committee makes all compensation decisions for DSW’s Named Executive Officers based upon input provided by certain members of company management, as discussed under “DSW’s 2007 Executive Compensation Elements” below, and the objective market data provided by Hewitt. The Committee can exercise its discretion and modify any recommendations that may be provided by company management and the independent compensation consultant. Company management does not provide input in determining the compensation of the Chief Executive Officer, which is determined solely by the Compensation Committee.
DSW’s 2007 Executive Compensation Elements
For the fiscal year ended February 2, 2008, the total compensation opportunity for DSW’s executives (including the Named Executive Officers) was generally comprised of the following principal components:
•	base salary;

•	performance-based annual cash incentive compensation;

•	long-term equity incentive compensation in the form of service-based stock options and restricted stock units; and

•	retirement savings contributions through the 401(k) plan.
     Base Salary
While the Committee’s focus is on variable compensation based on performance, a clear objective of our executive compensation program is to pay a base salary that is competitive with the stated Comparator Group in order to retain our Named Executive Officers. The base salaries of all DSW executives (including the Named Executive Officers) are determined based on job responsibilities and individual contribution, and with reference to the considerations set forth below. Salary bands are designed so that the salary opportunity for a given position generally falls between 80% and 140% of the base salary midpoint established for that position.
In March each year, the Committee determines the base salary of each Named Executive Officer for the next year. During its review, the Committee primarily considers:

•	overall DSW financial performance during the prior year;

•	the individual performance of the Named Executive Officer in the prior year;

•	the target total cash compensation level of the appropriate benchmark position(s) as reflected in Comparator Group data;

•	base salary data drawn from publicly-available proxy statement information where available; and

•	if relevant, compensation paid by a previous employer.
In March 2007, the Committee decided to keep Mr. Schottenstein’s annual base salary unchanged at $500,000. Mr. Schottenstein reviewed with the Committee overall DSW performance for fiscal year 2006 and the performance of Ms. Ferrée and Mr. Horvath. Based upon the duties and responsibilities of Ms. Ferrée and Mr. Horvath in fiscal 2006, DSW’s overall performance and their individual performance against pre-established individual objectives, and each executive’s pay relative to applicable benchmark data for the Comparator Group companies, the Committee decided to increase the base salary of Mr. Horvath by 18%. Ms. Ferrée’s base salary was increased by 2.5% pursuant to the terms of her employment agreement with DSW.
Mr. Horvath reviewed with the Committee the accomplishments and contributions made by each senior manager under his supervision and provided his proposed base salary changes. Mr. Horvath noted that under Mr. Probst’s leadership, DSW’s net income grew by 76%, and cash and short-term investments grew by 38% during fiscal year 2006. Based upon Mr. Horvath’s recommendation, and upon the Committee’s individual review and analysis of compensation paid by Comparator Group companies for the comparable position, the Committee decided to increase the base salary of Mr. Probst 7%. Pursuant to the terms of his employment agreement with DSW, Mr. Lonergan’s base salary was increased by 2.5%.
     Performance-Based Annual Cash Incentive Compensation
The DSW Inc. 2005 Cash Incentive Compensation Plan (the “ICP”) was approved by DSW’s shareholders in 2005. The ICP gives the Committee the ability to foster and promote the financial success of the Company and increase shareholder value by providing cash incentives to the Named Executive Officers based on the achievement of specified annual business objectives. The ICP is designed to promote the achievement of annual performance goals and focuses the Named Executive Officers on short-term objectives which ultimately will contribute to the likelihood of achieving long-term business objectives and increase shareholder value. Under the ICP, Named Executive Officers earn annual cash incentives only when pre-established business objectives and targets are achieved. The Company currently has approximately 520 associates who are eligible to receive awards under the ICP. The Named Executive Officers are generally treated the same as all other eligible DSW associates under the ICP.
In the first quarter of each year, the Committee establishes the performance criteria that will be used to determine incentive compensation awards for that year. Company associates who participate in the plan have incentive levels that vary based on the individual’s position and contribution to business performance. Target award opportunities are established as a percentage of base salary and range from 80% to 100% of base salary for the Named Executive Officers. Mr. Schottenstein is not eligible to earn annual cash incentive compensation under the ICP. The target award opportunities for Ms. Ferrée and Messrs. Horvath, Probst and Lonergan were 100%, 100%, 80% and 80%, respectively, and were established based on market data provided by the independent compensation consultant and the scope of the leadership positions the executives occupy in the DSW business.
For fiscal 2007, the Committee determined that 100% of each Named Executive Officer’s annual cash incentive compensation award would be based upon DSW’s net income performance as reported in DSW’s financial statements. The Committee believed net income was the most relevant metric to our existing growth plan and aligns with the growth objective we share with investors. Additionally, net income is publicly disclosed in our financial statements and provides transparency to all ICP participants.
In March 2007, the Committee established a net income target for fiscal year 2007 of $73.6 million — reflecting 12% growth over net income for the prior year. The Committee also determined that no participant (including each Named Executive Officer) would receive a payout unless DSW achieved at least $67.0 million in net income. All associates who participate in the plan (including the Named Executive Officers) received:

•	no payment unless the Company achieved $67.0 million of net income (approximately 91% of the target net income level established);

•	a payment of at least 50% but less than 100% of the target award opportunity if the Company achieved or exceeded $67.0 million of net income but did not achieve $73.6 million of net income;

•	a payment of at least 100% but less than 200% of the target award opportunity if the Company achieved or exceeded $73.6 million of net income but did not achieve $86.4 million of net income; and

•	a payment of 200% of the target award opportunity if the Company achieved or exceeded $86.4 million of net income (approximately 117% of the target net income level).
In making the annual determination of the minimum, target and maximum net income levels, the Committee may consider specific circumstances facing the company during the prior and subsequent years. For example, in fiscal 2007, the Committee based the target net income level on growth from fiscal 2006, but noted the effect of a 53rd week of sales in fiscal 2006. As a result, fiscal 2007 target net income of $73.6 million was 12% higher than fiscal 2006 reported net income of $65.5 million. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.
DSW’s fiscal 2007 performance led to no payout of awards under the ICP.
     Long-Term Equity Incentive Compensation
The DSW Inc. 2005 Equity Incentive Plan (the “Equity Plan”) was approved by our shareholders in 2005. The Equity Plan generally furthers the Committee’s objectives to retain its executives as well as build a link between executive compensation and shareholder interests and objectives. All equity awards are granted in respect to DSW’s Class A Common Stock.
DSW’s executive compensation philosophy generally calls for grants of both service-based stock options and restricted stock units to executives (Vice President and above) including the Named Executive Officers. As discussed above, in determining the value of annual long-term equity incentive grants for DSW executives, the Committee’s overall objective—consistent with the executive compensation philosophy—is to target the combined grant value of stock options and restricted stock units to fall between the 50th and 75th percentile of Comparator Group long-term incentive data. The Committee believes targeting above-median long-term incentive levels is appropriate for a growth company that is seeking to create a compelling value proposition during a critical growth phase. Furthermore, the Committee believes that an above-median long-term equity incentive target is necessary to attract and retain executives with the skills and experience necessary to deliver contributions that will significantly impact DSW’s long-term business success and intended growth pattern.
In addition, long-term equity incentive grants to the Named Executive Officers are based on each individual’s (i) scope of job responsibilities, (ii) assessment of past performance and (iii) assessment of potential future contribution.
Historically, the value of long-term equity incentive awards is typically delivered to executives 70% in stock options and 30% in restricted stock units. The Committee believes that delivery in this form provides an appropriate incentive to the leadership team to focus on long-term shareholder value creation and, at the same time, provides the Company with the retention value necessary in a competitive labor market. As explained below, however, the Committee may periodically determine to vary this mix. The value delivered in stock options is converted to a number of shares using the same fair value methodology the Company uses in determining accounting expense under Statement of Financial Accounting Standards (SFAS) 123R (“FAS 123(R)”). The value delivered in restricted stock units is divided by the grant date share price and adjusted based on an assumed forfeiture rate to calculate the total number of common shares to be delivered once all vesting requirements are satisfied.
     Stock Options
Stock options provide executives with financial gain derived from the potential appreciation in the DSW share price between the award’s grant date and the date the executive elects to exercise the option. As a result,

DSW’s long-term financial performance, as reflected in share price appreciation, ultimately determines the value of stock options. Because financial gain from stock options is only possible after the price of DSW common stock has increased, the Company believes grants encourage executives to focus on behaviors and initiatives that should lead to an increase in the DSW share price, thus benefiting both company associates and shareholders. Generally, stock options vest annually in equal installments over the five years following the grant date.
     Restricted Stock Units (RSUs)
RSUs provide the company with retention value vis-à-vis executives because, generally, they cliff vest 100% at the end of four years. In this way, executives are unable to realize the value of RSUs until a significant period of time has passed since the grant date. Additionally, since RSU value is tied directly to the market value of DSW common stock, and not exclusively to the increase in the market value of DSW common stock, RSUs provide retention value even when the stock price is stable or declining. Thus, the Committee believes that RSUs are a key component of the long-term incentive portfolio in that they help retain executives and keep them focused on long-term value creation for shareholders. Dividend equivalents are not paid on RSUs granted to company executives, including those granted to the Named Executive Officers.
     2007 Long-Term Equity Incentive Awards for the Named Executive Officers
In March 2007, the Committee considered granting long-term equity incentive awards to Named Executive Officers as part of the annual performance review process. The Committee considered various alternatives based on input from management and the independent compensation consultant which included different multiples of market competitive long-term incentive values based on Comparator Group data. The Committee considered alternative scenarios to effectively balance the delivery of cash and equity to the Named Executive Officers and took into consideration the length of time since the last annual equity grant for the Named Executive Officers. Based upon the information provided, the Committee determined to deliver to each Named Executive Officer a long-term incentive award with a value reasonably consistent with market data for the Comparator Group companies at the 75th percentile. In addition, the Committee determined to deliver the award 100% in options to provide additional leverage in each Named Executive Officer’s compensation portfolio. As a result, the Committee approved a grant of 53,900 stock options to Mr. Schottenstein, grants of 53,400 stock options each to Ms. Ferrée and Mr. Horvath and grants to Messrs. Lonergan and Probst of 41,300 stock options and 23,200 stock options, respectively.
     Equity Grant Practices
Under the Equity Plan, the Committee approves all equity awards and has not delegated to management the authority to approve equity awards. The Committee may not grant stock options at a discount to the closing price of DSW common stock on the grant date, nor may the Committee reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. All stock options granted under the Equity Plan have an exercise price that is equal to the closing market price of DSW common stock on the grant date. The grant date is the date of Compensation Committee approval, except in the case of prospective hires who meet the criteria outlined below.
The Committee also reviews and considers approval of off-cycle equity awards recommended by management at regularly scheduled Committee meetings (generally quarterly). These off-cycle equity awards reflect commitments made by DSW, subject to Committee approval, and are for current associates (generally in the case of promotion or retention), new hires who have already become employees of DSW or prospective hires who have agreed to a start date with DSW that will occur within the three weeks following the Committee meeting. The grant date for current associates and for new hires who have already become employees of DSW is the date the Committee approves the grant. The grant date for prospective hires is their future start date.
In March 2007, the Committee established a methodology to determine the grant date on which annual equity awards would be granted to eligible associates. The Committee determined that the annual equity grant date would be the seventh calendar day following DSW’s fiscal year-end earnings release. Prior to the establishment of this methodology, the Committee made annual equity grants on pre-established dates. Since DSW is a new public company, annual equity grants were made for the first time in April 2006. The Committee does not backdate stock options or grant stock options retroactively. Additionally, the Committee does not coordinate equity grants so that they are made before announcement of favorable information or after announcement of unfavorable information.

     401(k) Retirement Savings Contributions
SSC sponsors a tax-qualified 401(k) plan in which all DSW associates, including the Named Executive Officers, are eligible to participate after meeting certain age and service requirements. The plan allows participants to contribute up to 30% of their total eligible cash compensation (including base salary and annual cash incentives) on a pre-tax basis up to the limits imposed by the Internal Revenue Code. The maximum allowable per participant deferral in 2007 under the Internal Revenue Code was $15,500. DSW provides a 100% match on the first 3% contributed by a participant and an additional 50% match on the next 2% contributed by a participant. These matching contributions are not available to participants until they have completed at least one year of service with DSW. In light of the plan’s contribution limits for participants, the maximum allowable per participant company matching contribution in 2007 under the Internal Revenue Code was $9,000. Participants choose to invest their account balances from an array of investment alternatives as selected by plan fiduciaries from time to time. A DSW stock fund is not among the investment alternatives available to plan participants. The 401(k) plan allows for distributions in a lump sum after termination of service. However, loans—and in-service distributions under certain circumstances such as a hardship, attainment of age 59-1/2 or a disability—are permitted.
     Tax and Financial Accounting Considerations
Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation paid to the chief executive officer and three other executive officers (other than the chief financial officer) who are the highest paid and employed at fiscal year-end to $1 million per year. The Committee annually considers the impact of Section 162(m) of the Internal Revenue Code in structuring DSW’s executive compensation program. For fiscal 2007, the compensation paid to the Named Executive Officers pursuant to the ICP and, generally, the Equity Plan was structured so as to qualify as performance-based and thus deductible for purposes of Section 162(m), to the extent the performance-based conditions are met. One exception to this general statement is that, in the form DSW currently grants its RSUs (service-based vesting), such grants do not qualify as performance-based under Section 162(m) or other provisions of the Internal Revenue Code. Likewise, while the Committee takes the financial accounting consequences of particular compensation decisions into account in establishing the compensation of the Named Executive Officers, its primary consideration is to provide appropriate compensation and incentives to the Named Executive Officers in light of their roles and contributions, and accordingly it reserves the discretion to award compensation regardless of its financial accounting consequences.
Termination and Change in Control Arrangements
DSW has not entered into an employment agreement with Mr. Schottenstein, our Chief Executive Officer. Mr. Schottenstein beneficially owns 78.4% of SSC which owns approximately 39.5% of the outstanding shares and beneficially owns 50.2% of the outstanding shares of Retail Ventures. Additionally, Mr. Schottenstein is the Chairman of the Board of Retail Ventures which holds an approximately 63% ownership stake in DSW. The remaining Named Executive Officers have employment agreements that entitle them to receive certain benefits and payments if their employment terminates in specified separation scenarios. All of the Named Executive Officers are entitled to certain payments or benefits upon a change in control, including acceleration of the vesting of outstanding equity awards pursuant to the Equity Plan, which benefit is available to all Company associates. These arrangements are described under Potential Payments upon Termination and Change in Control below.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended February 2, 2008.
Respectfully submitted,
Compensation Committee
Philip B. Miller, Chair
Carolee Friedlander
James D. Robbins
Allan J. Tanenbaum

COMPENSATION OF MANAGEMENT
The following table summarizes compensation awarded or paid to, or earned by, each of the named executive officers during fiscal 2007 and fiscal 2006. We follow a 52/53 week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal year 2007 consisted of 52 weeks, and fiscal year 2006 consisted of 53 weeks.
SUMMARY COMPENSATION TABLE

							Changes in
							Pension
							Value and
							Non-Qualified
				Stock		Non-Equity	Deferred	All Other
Name and	Fiscal	Salary	Bonus	Award(s)	Option Award(s)	Incentive Plan	Compensation	Compensation ($)
Principal Position	Year	($)	($)	($)(1)	($) (2)	Compensation (3)	Earnings	(4)	Total
Jay L. Schottenstein	2007	$500,015	—	—	$257,107	—	—	$2,994	$760,116
Chairman and Chief	2006	$455,666	—	—	$40,626	—	—	$2,998	$499,290
Executive Officer
Deborah L. Ferrée	2007	$770,481	—	$133,950	$400,008	—	—	$55,205	$1,359,644
Vice Chairman and	2006	$755,769	—	$133,950	$414,656	$1,500,000	—	$50,718	$2,855,093
Chief Merchandising Officer
Peter Z. Horvath	2007	$639,231	—	$133,950	$371,454	—	—	$52,149	$1,196,784
President	2006	$551,923	—	$133,950	$370,519	$1,100,000	—	$52,499	$2,208,891
Douglas J. Probst	2007	$398,577	—	$61,750	$175,248	—	—	$29,205	$664,780
Executive Vice	2006	$377,885	—	$61,750	$186,048	$600,000	—	$32,963	$1,258,646
President, Chief Financial Officer, and Treasurer
Kevin M. Lonergan	2007	$513,462	—	$319,500	$265,428	—	—	$22,895	$1,121,285
Executive Vice	2006	$509,615	—	$319,500	$254,665	$800,000	—	$107,412	$1,991,192
President and Chief Operating Officer

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 and 2006 for the fair value of RSUs granted in prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For RSUs, fair value is calculated using the closing price of DSW Class A Common Stock on the date of grant. For additional information on the valuation assumptions, refer to note 4 of DSW’s financial statements in the Form 10-K for the year ended February 2, 2008, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on awards made in fiscal 2007. These amounts reflect our accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 and 2006 for the fair value of stock options granted in fiscal 2007 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions, refer to note 4 of DSW’s financial statements in the Form 10-K for the year ended February 2, 2008, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on options granted in fiscal 2007. These amounts reflect our accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.

(3)
This column represents the dollar amount earned by each applicable Named Executive Officer pursuant to our ICP for fiscal 2007 and 2006. See the Compensation Discussion and Analysis above and the Grants of Plan-Based Awards Table below for information on the grant of these awards.

(4)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table for fiscal 2007.

		Cash Perquisite	Car Allowance/Fuel	401(k) Matching	Life Insurance
Name	Fiscal Year	Allowance	Card	Contributions	Premium	Total
Jay L. Schottenstein	2007			$2,994		$2,994
Deborah L. Ferrée	2007	$35,385		$8,027	$780	$44,192
Peter Z. Horvath	2007	$35,385		$8,069	$780	$44,234
Douglas J. Probst	2007		$19,371	$9,212	$622	$32,963
Kevin M. Lonergan	2007	$22,115			$780	$22,895

FISCAL YEAR 2007 GRANTS OF PLAN-BASED AWARDS

					All Other
					Option Awards:		Grant
					Number of	Exercise or	Date Fair
		Estimated Possible Payouts Under			Securities	Base Price	Value of
		Non-Equity Incentive Plan Awards (1)			Underlying	of Option	Stock and
		Threshold	Target	Maximum	Options	Awards	Option Awards
Name	Grant Date	($)	($)	($)	(#)(2)	($/Sh)	($) (3)
Jay L. Schottenstein	4/5/2007	N/A	N/A	N/A	53,900	42.88	957,636
Deborah L. Ferree	4/5/2007	404,375	808,750	1,617,500	53,400	42.88	948,752
Peter Z. Horvath	4/5/2007	345,000	690,000	1,380,000	53,400	42.88	948,752
Douglas J. Probst	4/5/2007	210,500	421,000	842,000	23,200	42.88	412,192
Kevin M. Lonergan	4/5/2007	268,750	537,500	1,075,000	41,300	42.88	733,773

(1)
These columns represent potential payouts for fiscal 2007 under our ICP. See the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for the actual amounts paid to each applicable Named Executive Officer for fiscal 2007 pursuant to our ICP. See also the Compensation Discussion and Analysis for a discussion of the performance-based criteria applicable to these awards.

(2)	Options vest ratably over five years on each of the first five anniversaries of the grant date.

(3)
This column represents the full grant date fair value of the stock option awards granted to the Named Executive Officers in fiscal 2007, as computed in accordance with SFAS 123(R). For additional information on the valuation assumptions, refer to Note 4 of DSW’s financial statements in the Form 10-K for the year ended February 2, 2008, as filed with the SEC.

OUTSTANDING EQUITY AWARDS FISCAL YEAR-END 2007

	Option Awards						Stock Awards
				Equity Incentive						Equity Incentive
	Number of	Number of		Plan Awards: Number						Plan Awards: Number	Equity Incentive
	Securities	Securities		of Securities					Market Value of	of Unearned Shares,	Plan Awards: Market
	Underlying	Underlying		Underlying			Number of Shares or		Shares or Units of	Units, or Other	or Payout Value of
	Unexercised Options	Unexercised Options		Unexercised	Option Exercise		Units of Stock That		Stock That Have Not	Rights That Have	Unearned Shares,
	Exercisable	Unexercisable		Unearned Options	Price	Option Expiration	Have Not Vested		Vested	Not Vested	Units, or Other Rights That
Name	(#)	(#)		(#)	($)	Date	(#)		($)(1)	(#)	Have Not Vested ($)
Jay L. Schottenstein	8,340	33,360	(2)	N/A	27.80	09/07/16	—		—	N/A	N/A
	—	53,900	(3)	N/A	42.88	04/05/17
Deborah L. Ferree	60,000	90,000	(4)	N/A	19.00	06/28/15	28,200	(5)	563,718	N/A	N/A
	—	53,400	(3)	N/A	42.88	04/05/17
Peter Z. Horvath	90,000	60,000	(6)	N/A	19.00	06/28/15	28,200	(5)	563,718	N/A	N/A
	—	53,400	(3)	N/A	42.88	04/05/17
Douglas J. Probst	28,000	42,000	(7)	N/A	19.00	06/28/15	13,000	(5)	259,870	N/A	N/A
	—	23,200	(3)	N/A	42.88	04/05/17
Kevin M. Lonergan	20,000	30,000	(8)	N/A	24.85	12/19/15	10,000	(9)	399,800	N/A	N/A
	—	41,300	(3)	N/A	42.88	04/05/17

(1)	Represents the closing market price of DSW Class A common stock on last day of the fiscal year times number of shares not yet vested.

(2)	Remaining options vest over four years on September 7 of each year.

(3)	Options vest over five years on April 5 of each year.

(4)	Remaining options vest over three years on June 28 of each year.

(5)	Restricted stock units vest on June 28, 2009.

(6)	Remaining options vest over two years on January 3 of each year.

(7)	Remaining options vest over two years on March 14 of each year.

(8)	Remaining options vest over three years on January 30 of each year.

(9)	Restricted stock units vest on June 29, 2009.

FISCAL YEAR 2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized On	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
	(#)	($)	(1)	(2)
Jay L. Schottenstein	N/A	N/A	N/A	N/A
Deborah L. Ferree	N/A	N/A	N/A	N/A
Peter Z. Horvath	N/A	N/A	N/A	N/A
Douglas J. Probst	N/A	N/A	N/A	N/A
Kevin M. Lonergan	N/A	N/A	10,000	$180,000

(1)	This column represents the number of restricted stock units that vested in fiscal 2007.

(2)	Value realized calculated based on multiplying number of restricted stock units vested by the closing market price of our Class A common stock on the trading day immediately preceding the date of vesting.
Potential Payments Upon Termination and Change in Control
Ms. Ferrée and Messrs. Horvath, Probst and Lonergan have employment agreements with DSW that provide for limited payments and benefits following termination of their employment without “cause” or if the executive terminates employment for “good reason.” Additionally, our Equity Plan provides for acceleration of the vesting of outstanding equity awards upon a change in control for all Company associates, including the Named Executive Officers.
      Employment Agreements with Ms. Ferrée and Messrs. Horvath, Probst and Lonergan
Generally, pursuant to each Named Executive Officer’s employment agreement, if DSW involuntarily terminates the officer’s employment without “cause” or if the officer voluntarily terminates employment for “good reason,” each of Ms. Ferrée and Messrs. Horvath, Probst and Lonergan are entitled to receive:
(i)	salary continuation for at least a 12-month period based on the executive’s salary as of the date of termination;

(ii)	a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year when termination occurs;

(iii)	one year of accelerated vesting with respect to outstanding stock options; and

(iv)	continuing health coverage for at least 12 months.
Also, pursuant to each officer’s employment agreement, if employment terminates as a result of death or disability, each of Ms. Ferrée and Messrs Horvath, Probst and Lonergan are entitled to receive a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year when termination occurs.
Each executive’s employment agreement also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.
For additional information about these employment agreements, see “Employment Agreements with Key Executives” (below).
      Equity Plan
Pursuant to the Equity Plan and any applicable award agreement, termination by reason of death, disability or retirement (defined as termination after reaching age 65 and completing at least five years of employment)

entitles each Named Executive Officer to receive accelerated vesting with respect to all equity awards that are not vested as of the date of termination.
Pursuant to the Equity Plan and any applicable award agreement, termination in a change in control entitles all associates, including each Named Executive Officer, to receive accelerated vesting with respect to all equity awards that are not vested as of the date of the change in control.
      Potential Termination and Change of Control Payments
The estimated value of the benefits described above are presented in the table below and are calculated as if the respective termination event occurred on February 1, 2008 and our stock price was $19.99, the closing price of our common stock on February 1, 2008, the last trading day of fiscal 2007. The amounts below assume each Named Executive Officer’s salary and annual incentive award is as set forth above in the Summary Compensation Table for fiscal 2007. The actual amounts to be paid out will only be determinable at the time of such executive’s termination.

	Involuntary
	Termination Without	Involuntary
	Cause or Voluntary	Termination Because	Voluntary
	Termination for	of Death or	Termination Because	Change in Control
Named Executive Officer	Good Reason (1)	Disability (2)	of Retirement (2)	(2)
Jay L. Schottenstein — Salary Continuation	$0	$0	$0	$0
— Benefits Continuation	$0	$0	$0	$0
— Accelerated Vesting of Equity	$0	$0	$0	$0

Deborah L. Ferrée — Salary Continuation (3)	$808,750	$0	$0	$0
— Benefits Continuation (4)	$4,613	$0	$0	$0
— Accelerated Vesting of Equity	$29,700	$652,818	$652,818	$652,818

Peter Z. Horvath — Salary Continuation (3)	$690,000	$0	$0	$0
— Benefits Continuation (4)	$13,765	$0	$0	$0
— Accelerated Vesting of Equity	$29,700	$623,118	$623,118	$623,118

Douglas J. Probst — Salary Continuation (3)	$421,000	$0	$0	$0
— Benefits Continuation (4)	$9,098	$0	$0	$0
— Accelerated Vesting of Equity	$13,860	$301,450	$301,450	$301,450

Kevin M. Lonergan — Salary Continuation (3)	$537,500	$0	$0	$0
— Benefits Continuation (4)	$5,372	$0	$0	$0
— Accelerated Vesting of Equity	$0	$199,900	$199,900	$199,900

(1)	The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options that would vest during the one year following the Named Executive Officer’s date of termination.

(2)	The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options and restricted stock units that would vest upon the Executive’s date of termination or upon a change in control, as the case may be.

(3)	The amount reported reflects the continued payment of base salary for a period of at least 12 months at the rate in effect on the Executive’s date of termination.

(4)	The amount reported reflects the cost of maintaining health care coverage for a period of at least 12 months at the coverage level in effect as of the Executive’s date of termination. The cost of maintaining health care coverage is calculated as the difference between the company’s cost of providing the benefits less the amount the Executive paid for such benefits as of the Executive’s date of termination.
Employment Agreements with Key Executives
Mr. Schottenstein
We have not entered into an employment agreement with Mr. Schottenstein, our Chief Executive Officer. Mr. Schottenstein was appointed to this position on March 14, 2005.
Ms. Ferrée
We entered into an employment agreement with Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer, in November 2004. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. Under the agreement, Ms. Ferrée is to receive an annual base salary of $700,000, which is to be increased annually by a minimum of 2.5% over the previous year’s base salary. Ms. Ferrée also participates in our ICP with a target bonus opportunity of 100% of base salary and a maximum annual bonus of 200% of base salary. The agreement also provides for Ms. Ferrée’s participation in our employee pension or welfare benefit plans at a level commensurate with her title and position and provides an entitlement to an annual perquisite allowance from us of $40,000. Effective December 31, 2007, we amended Ms. Ferree’s employment agreement to eliminate the annual perquisite allowance and increase her base salary by the same amount.
Mr. Horvath
We entered into an employment agreement with Mr. Horvath, our President, in January 2005. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. Under the agreement, Mr. Horvath is to receive an annual base salary of $500,000, which is to be increased annually by a minimum of 2.5% over the previous year’s base salary. Mr. Horvath also participates in our ICP with a target bonus opportunity of 100% of base salary and a maximum annual bonus of 200% of base salary. The agreement also provides for Mr. Horvath’s participation in our employee pension or welfare benefit plans at a level commensurate with his title and position and provides an entitlement to an annual perquisite allowance from us of $40,000. Effective December 31, 2007, we amended Mr. Horvath’s employment agreement to eliminate the annual perquisite allowance and increase his base salary by the same amount.
Mr. Probst
We entered into an employment agreement with Mr. Probst, our Executive Vice President, Chief Financial Officer and Treasurer, in March 2005. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. The agreement provides for an annual salary of $350,000. Mr. Probst also participates in our ICP with a target bonus opportunity of 80% of his base salary and a maximum annual bonus of 160% of base salary. The agreement also provides for Mr. Probst’s participation in our employee pension or welfare benefit plans at a level commensurate with his title and position. The agreement also provides for an annual vehicle allowance and fuel card. Effective December 31, 2007, we amended Mr. Probst’s employment agreement to eliminate the annual vehicle allowance and fuel card and increase his base salary by $21,000.
Mr. Lonergan
We entered into an employment agreement with Kevin M. Lonergan, our Executive Vice President and Chief Operating Officer, in January 2006. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. Under the agreement, Mr. Lonergan is to receive an annual base salary of $500,000, which is to be increased annually by a minimum of 2.5% over the previous year’s base salary. We also agreed to provide Mr. Lonergan with a comprehensive relocation package, including a gross-up on such amount for tax purposes (the amounts for each of which are set forth above in the “All Other Compensation” column of the Summary Compensation Table). Mr. Lonergan also participates in our ICP with a target bonus opportunity of 80% of base salary and a maximum annual bonus of 160% of base salary. The agreement also provides for Mr. Lonergan’s participation in our employee pension or welfare benefit plans at a level commensurate with his title and position and provides an entitlement to an annual perquisite allowance from us of $25,000. Effective December 31, 2007, we amended Mr. Lonergan’s employment agreement to eliminate the annual perquisite allowance and increase his base salary by the same amount.
Compensation of Directors
Our Compensation Committee reviews director compensation and makes recommendations to our Board of Directors regarding director compensation.
Effective August 28, 2007, the Board of Directors, upon a recommendation of the Compensation Committee, revised director compensation to provide that each director who is not a member of management of DSW or Retail Ventures will receive:
•	An annual retainer of $110,000; and

•	An additional annual retainer for committee service for each committee on which such director serves (provided that the committee chairs do not receive such additional retainer) as follows:
•	Audit Committee — $15,000

•	Compensation Committee — $11,500

•	Nominating and Corporate Governance Committee — $7,500
The annual retainers are paid as follows:
•	One-half in cash, payable in quarterly installments on the last day of each fiscal quarter; and

•	One-half in stock units, payable on the date of each annual meeting of the shareholders for the purpose of electing directors, determined by dividing the amount of the retainer to be paid in stock units by the “Fair Market Value” of a share of “Stock” on the “Grant Date.”
Directors do not receive any additional compensation for attending board meetings or board committee meetings. However, the chairmen of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee each receive an additional $35,000, $20,000 and $30,000 in cash or stock units (as they may elect) per year, respectively. We pay this compensation on a quarterly basis. All members of our Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors and its committees.
Non-management directors may elect to have any of their cash portion of their compensation paid in the form of stock units in lieu of cash.
For fiscal 2007, on August 28, 2007, each non-management director received an additional stock grant equal to $5,000.
Stock units issued to a director are fully vested on the date of grant, but will not be distributable to the director until the director leaves the board (for any reason). When the director leaves the board, the stock units owed to the director will be settled in DSW Class A Common Shares (with cash for any fractional shares), unless the director’s award agreement provides for a cash settlement. The stock units will be settled in a lump sum transfer, and the compensated director may not defer settlement or spread the settlement over a longer period of time.
Directors have no voting rights in respect to the stock units, but they will have the power to vote the DSW Class A Common Shares received upon settlement of the award. In general, directors have equivalent rights to receive dividends paid on DSW Class A Common Shares. Each director will be “credited” with the same dividend that would be issued if the stock unit was a DSW Class A Common Share. The amounts associated with the dividend equivalent rights will not be distributed until the director’s stock unit award is settled at the time that the director leaves the board. We will be entitled to a tax deduction when the award is settled, and the director will be taxed on the then fair market value of the award.
Prior to August 28, 2007, we paid an annual retainer to our directors who are not employees of DSW or Retail Ventures. The annual retainer consisted of $50,000 in cash and a grant of a number of stock units with a value equal to $50,000, determined by using the fair market value of a DSW Class A Common Share at the date of grant. We issued the stock units for the annual retainer on the date of each annual meeting of shareholders. The cash portion of the retainer was paid quarterly and each eligible director could elect to receive their cash retainer and committee chairperson fees in the form of stock units.
Prior to August 28, 2007, we also paid the chairmen of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee an additional $10,000, $5,000 and $7,500 in cash or stock units (as they may elect) per year, respectively. We paid this compensation on a quarterly basis.
FISCAL YEAR 2007 DIRECTOR COMPENSATION

					Change In
					PensionValue and
				Non-Equity	Nonqualified
	Fees Earned or Paid			Incentive Plan	Deferred	All Other
	in Cash	Stock Awards	Option Awards	Compensation	Compensation	Compensation	Total
Name	($)	($) (1)(2)	($)	($)	Earnings	($)	($)
Carolee Friedlander	$61,000	$54,994	None	None	None	None	$115,994
Philip B. Miller	$76,825	$54,994	None	None	None	None	$131,819
James D. Robbins	$79,750	$54,994	None	None	None	None	$134,744
Harvey L. Sonnenberg	$52,500	$54,994	None	None	None	None	$107,494
Allan J. Tanenbaum (3)	None	$126,651	None	None	None	None	$126,651

(1)	Each of our directors who are not an employee of DSW or RVI were granted 1,325 stock units on May 30, 2007. The full grant date fair value of these stock unit awards granted to the non-employee directors was $49,992. Additionally, each of our directors who are not an employee of DSW or RVI were granted 168 stock units on August 28, 2007. The full grant date fair value of these stock unit awards granted to the non-employee directors was $5,002. These stock units are fully vested but will not be distributable to the director until the director leaves the Board. Because these units are fully-vested upon grant, we recognize the full grant date fair value for financial statement reporting purposes, as provided by SFAS 123(R). For additional information on the valuation assumptions, refer to note 4 of DSW’s financial statements included in the Form 10-K for the year ended February 2, 2008.

(2)	As of February 2, 2008, each director listed had the following number of stock units outstanding:

Number of Stock Units Outstanding
Name	as of February 2, 2008

Carolee Friedlander	6,342
Philip B. Miller	6,342
James D. Robbins	6,342
Harvey L. Sonnenberg	6,342
Allan J. Tanenbaum	12,568

(3)	Mr. Tanenbaum elected to receive payment of all fees in the form of stock awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
General
Prior to the completion of our initial public offering in July 2005, we were operated as a wholly-owned subsidiary of Retail Ventures. As of April 1, 2008, Retail Ventures owned 27,702,667 of our Class B Common Shares, constituting all of our issued and outstanding Class B Common Shares, or in excess of 63% of our total outstanding shares and 93% of the combined voting power of our outstanding Common Shares. Retail Ventures has the power acting alone to approve any action requiring a vote of the majority of our voting shares and to elect all our directors.
As of April 1, 2008, Jay L. Schottenstein, the Chairman of Retail Ventures, beneficially owned approximately 78.4% of the common shares of SSC. As of April 1, 2008, SSC owned approximately 39.5% of the outstanding shares and beneficially owned approximately 50.2% of the outstanding shares of Retail Ventures (assumes issuance of (i) 8,333,333 Retail Ventures common shares issuable upon the exercise of convertible warrants, (ii) 1,731,460 Retail Ventures common shares issuable upon the exercise of term loan warrants, and, (iii) 342,709 Retail Ventures common shares issuable pursuant to the term loan warrants). For fiscal 2007, we paid approximately $14.4 million in total fees, rents and expenses to SSC.
In the ordinary course of business, we have entered into a number of agreements with Retail Ventures, Value City Department Stores, Inc. (“Value City”) and SSC and their affiliates relating to our business and our relationship with these companies, the material terms of which are described below. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party. In the event that we desire to enter into any agreements with Retail Ventures or any of our directors, officers or other affiliates in the future, in accordance with Ohio law, any contract, action or other transaction between or affecting us and one of our directors or officers or between or affecting us and any entity in which one or more of our directors or officers is a director, trustee or officer or has a financial or personal interest, will either be approved by the shareholders, a majority of the disinterested members of our Board of Directors or a committee of our Board of Directors that authorizes such contracts, action or other transactions or must be fair to us as of the time our directors, a committee of our directors or our shareholders approve the contract, action or transaction. In addition, any transactions with directors, officers or other affiliates will be subject to requirements of the Sarbanes-Oxley Act and other Securities and Exchange Commission rules and regulations, as well as to our written related party transaction policy described below.
Procedures for Review of Related Party Transactions
In June 2006, our board of directors approved a written related party transaction policy which gives our Audit Committee the power to approve or disapprove potential related party transactions, arrangements or relationships between us and a related person, as described below. The related party transaction policy was amended in March 2007 and a copy of the policy can be found at our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request. The related party transaction policy provides for the review, approval or ratification of any related party transaction that we are required to report under this section of the proxy statement.
For purposes of this policy, a “Related Person Transaction” is any transaction which is currently proposed or has been in effect at any time since the beginning of the last fiscal year, in which the Company or any of its subsidiaries, was, or is proposed to be, a participant, and in which any of the following persons (each, a “Related Person”) has or will have a direct or indirect material interest:
(1)	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, director nominee or executive officer of the Company;

(2)	a shareholder of the Company who owns more than five percent (5%) of any class of the Company’s voting securities;

(3)	a member of the immediate family of any person described in (1) or (2) above; and

(4)	an entity in which any person described in (1), (2) or (3) above has a greater than ten percent (10%) equity interest.
In determining whether to approve a related person transaction, the Audit Committee considers the following factors, to the extent relevant:
•	Is the transaction in the normal course of the Company’s business?

•	Are the terms of the transaction fair to the Company?

•	Are the terms of the transaction commercially reasonable? Are the terms of the transaction substantially the same as the terms that the Company would be able to obtain in an arms-length transaction with an unrelated third party?

•	Has the Company obtained an independent appraisal or completed a financial analysis of the transaction? If so, what are the results of such appraisal or analysis?

•	Is the transaction in the best interests of the Company? The Company’s shareholders?

•	Would the transaction impair a director’s independence in the event that the Related Person is an independent director?
Based on an analysis of these factors (and other additional factors that the Audit Committee may deem relevant based on the circumstances), the Audit Committee takes formal action to either approve or reject the related person transaction.
Relationships between DSW and Retail Ventures
     Historical Relationship With Retail Ventures
Prior to the completion of our initial public offering in July 2005, we were a wholly-owned subsidiary of Value City or Retail Ventures since 1998. As a result, in the ordinary course of our business, we have received various services provided by Value City and Retail Ventures, including import administration, risk management, information technology, tax, financial services, and shared benefits administration and payroll, as well as other corporate services. Retail Ventures also maintained insurance for us and for our directors, officers and employees. Retail Ventures also provided us with the services of a number of its executives and employees. Our historical financial statements include allocations to us by Retail Ventures of its costs related to these services. These cost allocations have been determined on a basis that we and Retail Ventures consider to be reasonable reflections of the use of services provided or the benefit received by us.
     Retail Ventures as our Controlling Shareholder
As of April 1, 2008, Retail Ventures owns approximately 63% of the outstanding shares of our Common Shares, and 93% of the combined voting power of our outstanding Common Shares. For as long as Retail Ventures continues to control more than 50% of the combined voting power of our Common Shares, Retail Ventures will be able to direct the election of all the members of our board and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving our company, the acquisition or disposition of assets by our company, the incurrence of indebtedness by our company, the issuance of any additional common shares or other equity securities, and the payment of dividends with respect to our Common Shares. Similarly, Retail Ventures will have the power to determine matters submitted to a vote of our shareholders without the consent of our other shareholders, will have the power to prevent a change in control of our company and will have the power to take other actions that might be favorable to Retail Ventures.
Retail Ventures has advised us that its current intent is to continue to hold all the Common Shares owned by it, except to the extent necessary to satisfy obligations under warrants it has granted to SSC, Cerberus Partners L.P., or Cerberus, and Millennium Partners, L.P., or Millennium,, and its obligations under the Retail Ventures’ Premium Income Exchangable Securities, or PIES. In addition, Retail Ventures is subject to contractual obligations with its warrantholders to retain enough DSW Common Shares to be able to satisfy its obligations to deliver such shares to its warrantholders if the warrantholders elect to exercise their warrants in full for DSW Class A Common Shares. Retail Ventures is also subject to contractual obligations with the holders of the PIES to retain enough DSW Common Shares to be able to satisfy its obligations to deliver shares to the holders of the PIES.
Beneficial ownership of at least 80% of the total voting power and 80% of each class of nonvoting capital stock is required in order for Retail Ventures to effect a tax-free spin-off of DSW or certain other tax-free transactions. Retail Ventures has advised us that it does not currently intend or plan to undertake a spin-off of DSW or another tax-free transaction involving DSW.
     Agreements Between Us And Retail Ventures
This section describes the material provisions of agreements between us and Retail Ventures. The description of the agreements is not complete and, with respect to each material agreement, is qualified by reference to the terms of the agreement, each of which is filed as an exhibit to our registration statement filed in connection with our initial public offering or subsequent filings we have made with the Securities and Exchange Commission. We entered into these agreements with Retail Ventures in the context of our relationship with Retail Ventures. The prices and other terms of these agreements may be less favorable to us than those we could have obtained in arm’s-length negotiations with unaffiliated third parties for similar services or under similar agreements.
Agreements Relating to our Separation from Retail Ventures
In connection with our initial public offering, we and Retail Ventures entered into agreements governing various interim and ongoing relationships between us. These agreements include:
•	a master separation agreement;

•	a shared services agreement and other intercompany arrangements;

•	a tax separation agreement;

•	an exchange agreement; and

•	a footwear fixture agreement.
Master Separation Agreement. The master separation agreement contains key provisions relating to the separation of our business from Retail Ventures. The master separation agreement requires us to exchange information with Retail Ventures, follow certain accounting practices and resolve disputes with Retail Ventures in a particular manner. We also have agreed to maintain the confidentiality of certain information and preserve available legal privileges. The separation agreement also contains provisions relating to the allocation of the costs of our initial public offering, indemnification, non-solicitation of employees and employee benefit matters.
Under the master separation agreement, we agreed to effect up to one demand registration per calendar year of our Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. We have also granted Retail Ventures the right to include its Common Shares of DSW in an unlimited number of other registrations of such shares initiated by us or on behalf of our other shareholders.
Shared Services Agreement. Many aspects of our business, which were fully managed and controlled by us without Retail Ventures’ involvement, continue to operate as they did prior to our initial public offering. We continue to manage operations for critical functions such as merchandise buying, planning and allocation, distribution and store operations. Under the shared services agreement, which became effective as of January 30, 2005, we provide services to several subsidiaries of Retail Ventures relating to planning and allocation support, and distribution services and transportation management. Retail Ventures provides us with services relating to import administration, risk management, tax, logistics, legal services, financial services, shared benefits administration and payroll and maintain insurance for us and for our directors, officers, and employees.
The current term of the shared services agreement expires at the end of fiscal 2008 and will be extended automatically for additional one-year terms unless terminated by one of the parties. With respect to each shared service, we cannot reasonably anticipate whether the services will be shared for a period shorter or longer than the initial term.

On December 5, 2006, we entered into an Amended and Restated Shared Services Agreement with Retail Ventures, effective as of October 29, 2006 (the “Amended Shared Services Agreement”). Under the terms of the Amended Shared Services Agreement, through BTS, we provide information technology services to Retail Ventures and its subsidiaries, including Value City and Filene’s Basement. Retail Ventures information technology associates are not employed by BTS. Additionally, we agreed with Retail Ventures to include other non-material changes in the Amended Shared Services Agreement.
Prior to and following the consummation of our initial public offering, DSW has had, and will continue to have, the option to use certain administrative and marketing services provided by third party vendors pursuant to contracts between those third party vendors and Retail Ventures. We pay Retail Ventures for these services as expenses for these services are incurred. These services are provided to us by virtue of our status as Retail Ventures’ affiliate and are unrelated to those delineated in the shared services agreement.
In fiscal 2007, we paid Retail Ventures approximately $9.2 million for services rendered to us under the Shared Services Agreement. In addition, in fiscal 2007, Retail Ventures paid us approximately $18.5 million for services we rendered on behalf of Retail Ventures.
Tax Separation Agreement. Until the completion of our initial public offering in July 2005, we were historically included in Retail Ventures’ consolidated group, or the Consolidated Group, for U.S. federal income tax purposes as well as in certain consolidated, combined or unitary groups which include Retail Ventures and/or certain of its subsidiaries, or a Combined Group, for state and local income tax purposes. We entered into a tax separation agreement with Retail Ventures that became effective upon consummation of our initial public offering. Pursuant to the tax separation agreement, we and Retail Ventures generally make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by us will be determined, subject to certain adjustments, as if we and each of our subsidiaries included in the Consolidated Group or Combined Group filed our own consolidated, combined or unitary tax return. Retail Ventures will prepare pro forma tax returns for us with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax separation payments under the tax separation agreement. We have the right to review and comment on such pro forma tax returns. We are responsible for any taxes with respect to tax returns that include only us and our subsidiaries.
Retail Ventures is exclusively responsible for preparing and filing any tax return with respect to the Consolidated Group or any Combined Group. We generally are responsible for preparing and filing any tax returns that include only us and our subsidiaries. Retail Ventures has agreed to undertake to provide these services with respect to our separate tax returns. For the tax services provided to us by Retail Ventures, we pay Retail Ventures a monthly fee equal to 50% of all costs associated with the maintenance and operation of Retail Ventures’ tax department (including all overhead expenses). In addition, we reimburse Retail Ventures for 50% of any third party fees and expenses generally incurred by Retail Ventures’ tax department and 100% of any third party fees and expenses incurred by Retail Ventures’ tax department solely in connection with the performance of the tax services provided to us.
Retail Ventures is primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group; provided, however, that, except in cases involving taxes relating to a spin-off, we have the right to control decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any item for which we are solely liable under the tax separation agreement. Pursuant to the tax separation agreement, we have the right to control and contest any audit or tax proceeding that relates to any tax returns that include only us and our subsidiaries. We and Retail Ventures have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment for which we and Retail Ventures could be jointly liable, except in cases involving taxes relating to a spin-off. Disputes arising between the parties relating to matters covered by the tax separation agreement are subject to resolution through specific dispute resolution provisions.
We have been included in the Consolidated Group for periods in which Retail Ventures owned at least 80% of the total voting power and value of our outstanding stock. Following completion of our initial public offering in July 2005, we are no longer included in the Consolidated Group. Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group.

Accordingly, although the tax separation agreement allocates tax liabilities between us and Retail Ventures, for any period in which we were included in the Consolidated Group or a Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group or a Combined Group.
Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of our stock to Retail Ventures shareholders. Nevertheless, we and Retail Ventures agreed to set forth our respective rights, responsibilities and obligations with respect to any possible spin-off in the tax separation agreement. If Retail Ventures were to decide to pursue a possible spin-off, we have agreed to cooperate with Retail Ventures and to take any and all actions reasonably requested by Retail Ventures in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude Retail Ventures’ ability to undertake a tax-free spin-off. In addition, we generally would be responsible for any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions in our stock (including transactions over which we would have no control, such as acquisitions of our stock and the exercise of warrants, options, exchange rights, conversion rights or similar arrangements with respect to our stock) following or preceding a spin-off. We would also be responsible for a percentage (based on the relative market capitalizations of us and Retail Ventures at the time of such spin-off) of such taxes to the extent such taxes are not otherwise attributable to us or Retail Ventures. Our agreements in connection with such spin-off matters last indefinitely. In addition, present and future majority-owned affiliates of DSW or Retail Ventures will be bound by our agreements, unless Retail Ventures or we, as applicable, consent to grant a release of an affiliate (such consent cannot be unreasonably withheld, conditioned or delayed), which may limit our ability to sell or otherwise dispose of such affiliates. Additionally, a minority interest participant(s) in a future joint venture, if any, would need to evaluate the effect of the tax separation agreement on such joint venture, and such evaluation may negatively affect their decision whether to participate in such a joint venture. Furthermore, the tax separation agreement may negatively affect our ability to acquire a majority interest in a joint venture.
Exchange Agreement. In connection with our initial public offering, we entered into an exchange agreement with Retail Ventures. In the event that Retail Ventures desires to exchange all or a portion of the Class B Common Shares held by it for Class A Common Shares, we will issue to Retail Ventures an equal number of duly authorized, validly issued, fully paid and nonassessable Class A Common Shares in exchange for the Class B Common Shares of DSW held by Retail Ventures. Retail Ventures may make one or more requests for such exchange, covering all or a part of the Class B Common Shares that it holds.
Footwear Fixture Agreement. In connection with the completion of our initial public offering in July 2005, we entered into an agreement with Retail Ventures related to our patented footwear display fixtures. We agreed to sell Retail Ventures, upon its request, the fixtures covered by the patents at the cost associated with obtaining and delivering them. In addition, we have agreed to pay Retail Ventures a percentage of any net profit we may receive should we ever market and sell the fixtures to third parties.
Leases and Subleases
Office, warehouse and distribution facility. We lease our approximately 700,000 square foot corporate headquarters, warehouse and distribution facility in Columbus, Ohio from an affiliate of SSC. In fiscal 2006, in connection with the execution of the lease for a new corporate office described below, we exercised the first renewal option extending the term of this lease until December 2021. Additionally, we were granted an additional five-year renewal option for this facility. The monthly rent is $179,533, $194,228 and $208,922, and $220,416 during the first, second, third and fourth five-year periods of the initial term and first renewal period, respectively. The lease has three remaining renewal options with terms of five years each. The rent increases to $235,111, $249,805, and $265,160 in second, third and fourth renewal terms, respectively. On account of this agreement, we incurred approximately $1.8 million in rent in fiscal 2007.

In fiscal 2006, we entered into a lease for a new corporate headquarters immediately adjacent to our existing home office in Columbus, Ohio. The landlord is an affiliate of SSC. The lease expires in December 2021 and has three renewal options with terms of five years each. The monthly rent is $123,143 with a minimum annual rent of $1,477,710. On account of this agreement, we incurred approximately $1.3 million of expense for fiscal 2007.
In fiscal 2007, we entered into a lease for a new fulfillment center for DSW.com adjacent to our existing home office in Columbus, Ohio. The landlord is an affiliate of SSC. The lease expires in September 2017 and has two renewal options with terms of five years each. The monthly rent is $49,688 with a minimum annual rent of $596,250. On account of this agreement, we incurred approximately $170,747 of expense for fiscal 2007.
DSW stores. As of February 2, 2008, we leased or subleased 19 DSW stores from affiliates of SSC. We incurred approximately $17.3 million of expense related to these leases for fiscal 2007. In addition to base rent, for each lease, we also (a) pay percentage rent equal to approximately 2% annually of gross sales that exceed specified breakpoints that increase as the minimum rent increases and (b) pay a portion of expenses related to maintenance, real estate taxes and insurance. These leases have terms expiring between November 2009 and January 2022 and generally have at least three renewal options of 5 years each.
Corporate Services Agreement with SSC
We receive services from SSC pursuant to a Corporate Services Agreement between Retail Ventures and SSC. The agreement set forth the costs of shared services, including specified legal, advertising, import, real estate and administrative services. As of February 2, 2008, the only services we receive pursuant to this agreement pertain to real estate services. For fiscal 2007, our allocated portion of the amount Retail Ventures paid SSC or its affiliates was $100,000 for such services. In connection with our initial public offering, the Corporate Services Agreement was amended and Schottenstein Management Company, or SMC, was added as a party.
We entered into a side letter agreement relating to corporate services with SSC and SMC. Under the side letter agreement, we have agreed to pay for any services provided by SSC or SMC to DSW through Retail Ventures in the event that Retail Ventures does not pay for those services.
Until July 2004, we were self-insured through our participation in a self-insurance program maintained by SSC. While we no longer participate in the program we continue to remain liable for liabilities incurred by us under the program. Under the program, SSC charged Retail Ventures amounts based, among other factors, on loss experience and its actual payroll and related costs for administering the program. For fiscal 2007, our allocated portion of the amount Retail Ventures paid SSC was in an amount immaterial to the financial statements.
DSW has had, and will continue to have, the option to use corporate aircraft provided by a third party vendor pursuant to a contract between the third party vendor and SSC and a Retail Ventures affiliate. We expect to pay SSC for these services as expenses for these services are incurred. These services are made available to us by virtue of our status as an SSC affiliate. For fiscal 2007, we paid $0.4 million related to use of corporate aircraft provided under the arrangement.
Agreements with Filene’s Basement for Leased Shoe Departments
Effective as of January 30, 2005, we updated and reaffirmed our contractual arrangement with Filene’s Basement related to combination DSW/Filene’s Basement stores. Under the agreement, we have the exclusive right to operate leased shoe departments with 10,000 square feet or more of selling space in Filene’s Basement stores. We own the merchandise, record sales of merchandise net of returns and sales tax, and receive a per-store license fee for use of our name on the stores. We pay a percentage of net sales as rent. The employees that supervise the shoe departments are employees of us who report directly to our supervisors. Filene’s Basement provides the fixtures and sales associates. As of February 2, 2008, this agreement pertained to only three combination DSW/Filene’s Basement stores. We paid a net amount of approximately $2.9 million in total fees and expenses to Filene’s Basement for fiscal 2007.
Effective as of January 30, 2005, we updated and reaffirmed our contractual arrangement with Filene’s Basement related to the smaller leased shoe departments. Under the new agreement we have the exclusive right to operate leased shoe departments with less than 10,000 square feet of selling space in Filene’s Basement stores. We own the merchandise, record sales net of returns and sales tax and provide supervisory assistance in all covered locations. We pay a percentage of net sales as rent. Filene’s Basement provides the fixtures and sales associates. We also pay certain taxes, insurance premiums and freight costs with respect to the merchandise. As of February 2, 2008, we operated leased shoe departments in 36 of these Filene’s Basement stores. We paid approximately $9.3 million in total fees and expenses to Filene’s Basement for fiscal 2007.
Agreement with Filene’s Basement for Atrium Space at our Union Square Store in Manhattan
Effective as of January 30, 2005, we entered into a shared expenses agreement with Filene’s Basement related to the shared atrium space connecting Filene’s Basement’s leased spaced at Union Square and our Union Square store leased space, and for other expenses related to our leased space, which are located in the same building in New York, New York. Under that agreement, we have agreed to share with Filene’s Basement expenses related to the use and maintenance of the atrium space and to share other expenses related to the operation and maintenance of the Filene’s Basement leased space and our leased space. Our share of these expenses was immaterial for fiscal 2007.
Registration Rights Agreements
Under the master separation agreement, we have agreed to effect up to one demand registration per calendar year of our Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. We have also granted Retail Ventures the right to include its Common Shares of DSW in an unlimited number of other registrations of such shares initiated by us or on behalf of our other shareholders.
We have also entered into a registration rights agreement with Cerberus and SSC, under which we have agreed to register in specified circumstances the Class A Common Shares issued to them upon exercise of their warrants and each of these entities and Millennium Partners, L.P., or Millennium, will be entitled to participate in the registrations initiated by the other entities. Under this agreement, each of Cerberus (together with transferees of at least 15% of its interest in registrable DSW Common Shares) and SSC (together with transferees of at least 15% of its interest in registrable DSW Common Shares) may request up to five demand registrations with respect to the Class A Common Shares issued to them upon exercise of their warrants provided that no party may request more than two demand registrations, except that each of Cerberus and SSC may each request up to three demand registrations. The agreement will also grant Cerberus, SSC and Millennium the right to include these Class A Common Shares in an unlimited number of other registrations of any of our securities initiated by us or on behalf of our other shareholders (other than a demand registration made under the agreement).
Notes, Credit Agreements and Guarantees
Upon completion of our initial public offering in July 2005, Retail Ventures amended or terminated the existing credit facilities and other debt obligations of Value City and its other affiliates, including certain facilities under which DSW had rights and obligations as a co-borrower and co-guarantor. DSW is no longer a party to any of these agreements.
The Value City Term Loan Facility. Prior to completion of our initial public offering in July 2005, we were party to a Financing Agreement, as amended, among Cerberus, as agent and lender, and SSC as lender, and the other parties named as co-borrowers therein, originally entered into in June 2002. Upon the completion of our initial public offering, this term loan agreement was amended and restated and we were released from our obligations as a party thereto.
In connection with the second tranche of these term loans, Retail Ventures issued to each of Cerberus and SSC warrants to purchase 1,477,396 common shares of Retail Ventures at a purchase price of $4.50 per share, subject to adjustment. In September 2002, Back Bay bought from each of Cerberus and SSC a $1.5 million interest in each of the tranches of their term loans for an aggregate $6.0 million interest, and Back Bay received from each of Cerberus and SSC a corresponding portion of the warrants to purchase Retail Ventures common shares originally issued in connection with the second tranche of their term loans. Effective November 23, 2005, Millennium Partners, L.P. purchased from Back Bay Capital Funding LLC term loan warrants to purchase an aggregate of 177,288 of Retail Ventures common shares, subject to adjustment.
In connection with the amendment of this term loan agreement, Retail Ventures amended the outstanding warrants to provide SSC, Cerberus and Millennium the right, from time to time, in whole or in part, to (i)

acquire Retail Ventures common shares at the then current conversion price (subject to the existing anti-dilution) provisions, (ii) acquire from Retail Ventures Class A Common Shares of DSW at an exercise price of $19.00 per share (subject to anti-dilution provisions similar to those in the existing warrants) or (iii) acquire a combination thereof.
Assuming an exercise price per share of $19.00, SSC and Cerberus would each receive 328,915 Class A Common Shares, and Millennium would receive 41,989 Class A Common Shares, if they exercised these warrants in full exclusively for DSW Common Shares. The warrants expire in June 2012. Although Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of Common Shares to Retail Ventures’ shareholders, in the event that Retail Ventures effects a spin-off of its DSW Common Shares to its shareholders in the future, the holders of outstanding unexercised warrants will receive the same number of DSW Common Shares that they would have received had they exercised their warrants in full for Retail Ventures common shares immediately prior to the record date of the spin-off, without regard to any limitations on exercise in the warrants. Following the completion of any such spin-off, the warrants will be exercisable solely for Retail Ventures common shares.
We have entered into an exchange agreement with Retail Ventures whereby, upon the request of Retail Ventures, we will be required to exchange some or all of the Class B Common Shares of DSW held by Retail Ventures for Class A Common Shares.
The Value City Senior Subordinated Convertible Loan Facility. Prior to completion of our initial public offering in July 2005, we were a co-guarantor under the Amended and Restated Senior Subordinated Convertible Loan Agreement, entered into by Value City, as borrower, Cerberus, as agent and lender, SSC, as lender, and DSW and the other parties named as guarantors, originally entered into in June 2002. Upon the completion of our initial public offering, this convertible loan agreement was amended and restated and we are no longer a party thereto.
In connection with the amendment and restatement of this convertible loan agreement, Retail Ventures agreed to issue to SSC and Cerberus convertible warrants which will be exercisable from time to time until the later of June 11, 2007 and the repayment in full of Value City’s obligations under the amended and restated loan agreement. Under the convertible warrants, SSC and Cerberus will have the right, from time to time, in whole or in part, to (i) acquire Retail Ventures common shares at the conversion price referred to in the convertible loan (subject to existing antidilution provisions), (ii) acquire from Retail Ventures Class A Common Shares of DSW at an exercise price of $19.00 per share (subject to antidilution provisions similar to those in the existing warrants) or (iii) acquire a combination thereof. Although Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of Common Shares to Retail Ventures’ shareholders, in the event that Retail Ventures effects a spin-off of its DSW Common Shares to its shareholders in the future, the holders of outstanding unexercised warrants will receive the same number of DSW Common Shares that they would have received had they exercised their warrants in full for Retail Ventures common shares immediately prior to the record date of the spin-off, without regard to any limitation on exercise contained in the warrants. Following the completion of any such spin-off, the warrants will be exercisable solely for Retail Ventures common shares. During fiscal 2006, the maturity date of the convertible warrants was extended to June 10, 2009. On June 6, 2007, Retail Ventures issued 1,333,333 of its common shares, without par value, to Cerberus in connection with Cerberus’ exercise of its remaining outstanding convertible warrants that were originally issued by Retail Ventures on July 5, 2005.
As of February 2, 2008, assuming an exercise price per share of $19.00, SSC would receive 1,973,685 Class A Common Shares without giving effect to anti-dilution adjustments, if any, if they exercised these warrants exclusively for DSW Common Shares.
Union Square Store Guaranty by Retail Ventures. In January 2004, we entered into a lease agreement with 40 East 14 Realty Associates, L.L.C., an unrelated third party, for our Union Square store in Manhattan, New York. In connection with the lease, Retail Ventures agreed to guarantee payment of our rent and other expenses and charges and the performance of our other obligations.

Provisions of Our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions
Retail Ventures remains a substantial shareholder of DSW and SSC remains a substantial shareholder of Retail Ventures. Retail Ventures and SSC are engaged in the same or similar activities or lines of business as we are and have interests in the same areas of corporate opportunities. Summarized below are provisions in our amended articles of incorporation that govern conflicts, corporate opportunities and related party transactions.
Conflicts/ Competition. Retail Ventures and SSC have the right to engage in the same businesses as we do, to do business with our suppliers and customers and to employ any of our officers or employees.
Corporate Opportunities. In the event that Retail Ventures, SSC or any director or officer of either of them who is also one of our directors or officers learns about a potential transaction or business opportunity which we are financially able to undertake, which is in our line of business, which is of practical advantage to us and in which we have an interest or a reasonable expectancy, but which may also be appropriate for Retail Ventures or SSC, our amended articles of incorporation provide:
•	If Retail Ventures or SSC learns about a corporate opportunity, it does not have to tell us about it and it is not a breach of any fiduciary duty for it to pursue such corporate opportunity for itself or to direct it elsewhere.

•	If one of our directors or officers who is also a director or officer of Retail Ventures or SSC learns about a corporate opportunity, he or she shall not be liable to us or to our shareholders if Retail Ventures or SSC pursues the corporate opportunity for itself, directs it elsewhere or does not communicate information about the opportunity to us, if such director or officer acts in a manner consistent with the following policy:
•	If the corporate opportunity is offered to one of our officers who is also a director but not an officer of Retail Ventures or SSC, the corporate opportunity belongs to us unless it was expressly offered to the officer in writing solely in his or her capacity as a director of Retail Ventures or SSC, in which case it belongs to Retail Ventures or SSC, as the case may be.

•	If the corporate opportunity is offered to one of our directors who is not an officer of DSW, and who is also a director or officer of Retail Ventures or SSC, the corporate opportunity belongs to us only if it was expressly offered to the director in writing solely in his or her capacity as our director.

•	If the corporate opportunity is offered to one of our officers, whether or not such person is also a director, who is also an officer of Retail Ventures or SSC, it belongs to us only if it is expressly offered to the officer in writing solely in his or her capacity as our officer or director.
Related Party Transactions. We may, from time to time, enter into contracts or otherwise transact business with Retail Ventures, SSC, our directors, directors of Retail Ventures or SSC or organizations in which any of such directors has a financial interest. Such contracts and transactions are permitted if:
•	the relationship or interest is disclosed or is known to the board of directors or the committee approving the contract or transaction, and the board of directors or committee, in good faith reasonably justified by the facts, authorizes the contract or transaction by the affirmative vote of a majority of the directors who are not interested in the contract or transaction;

•	the relationship or interest is disclosed or is known to the shareholders, and the shareholders approve the contract or transaction by the affirmative vote of the holders of a majority of the voting power of the corporation held by persons not interested in the contract or transaction; or

•	the contract or transaction is fair at the time it is authorized or approved by the board of directors, a committee of the board of directors, or the shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
We engaged Deloitte & Touche LLP as our independent registered public accountants to audit our consolidated financial statements for fiscal 2007. Services provided by Deloitte & Touche LLP for each of fiscal 2007 and fiscal 2006 and the related fees are described under the caption “Audit and Other Service Fees” of this proxy statement. Our Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors, and has the sole responsibility to retain and replace our independent auditor. The Audit Committee has selected Deloitte & Touche LLP as our independent auditors for fiscal 2008.
We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
OTHER MATTERS
Shareholder Proposals Pursuant to Rule 14a-8
In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2009, a shareholder proposal in compliance with Securities and Exchange Commission Rule 14a-8 must be received by DSW no later than December 22, 2008. Written requests for inclusion should be addressed to: Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219. It is suggested that you mail your proposal by certified mail, return receipt requested.
Shareholder Proposals Other Than Pursuant to Rule 14a-8
After December 22, 2008, a shareholder may submit a proposal to be presented at the Annual Meeting of Shareholders in 2009, but it will not be included in our proxy statement or form of proxy relating to the 2009Annual Meeting. In addition, if notice of a proposal is not received by our Corporate Secretary by March 7, 2009, then the proposal will be deemed “untimely” for purposes of Rule 14a-4(c)(1) promulgated under the Exchange Act and the individuals named in the proxies solicited on behalf of the Board of Directors for use at the 2009 Annual Meeting will have the right to exercise discretionary authority as to the proposal. Our Code of Regulations also provides that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or by a shareholder of record entitled to vote who sends notice to our Corporate Secretary not fewer than 60 nor more than 90 days before the anniversary date of the previous year’s annual meeting of shareholders. Any nomination by a shareholder must comply with the procedures specified in our Code of Regulations. To be eligible for consideration at the 2009 Annual Meeting, any nominations for director must be received by our Corporate Secretary between February 21, 2009 and March 23, 2009. This advance notice period is intended to allow all shareholders an opportunity to consider any nominees expected to be considered at the meeting.
Shareholder Communications to the Board of Directors
Shareholders and interested parties may communicate with the Board of Directors (including the non-management directors as a group) or individual directors directly by writing to the directors in care of our Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219, in an envelope clearly marked “shareholder communication.” Such communications will be provided promptly and, if requested, confidentially to the respective directors.
General Information
A COPY OF THE FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 2, 2008 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, 810 DSW DRIVE AVENUE, COLUMBUS, OHIO 43219.

Management knows of no other business which may be properly brought before the 2008 Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors,
/s/ William L. Jordan
William L. Jordan
Secretary

DSW INC.
810 DSW Drive, Columbus, Ohio 43219

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — MAY 22, 2008
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned shareholder of DSW Inc. (the “Company”) hereby appoints Peter Z. Horvath, Douglas J. Probst and William L. Jordan, or any one of them, as attorneys and proxies with full power of substitution to each, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s corporate offices, 810 DSW Drive, Columbus, Ohio 43219, on Thursday, May 22, 2008, at 11:00 a.m. Eastern Daylight Savings Time, and at any postponement or adjournments thereof, with all of the powers such undersigned shareholder would have if personally present, for the following purposes:
1. Election of the following Class I Directors:
          Carolee Friedlander
          Harvey L. Sonnenberg
          Allan J. Tanenbaum
          Heywood Wilansky
          ☐  FOR ALL NOMINEES      ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
          ☐ FOR ALL NOMINEES EXCEPT (See instructions below)
(Instruction: To withhold authority for one or more specific nominees, write such nominee(s) name here:                                                                                                                                                                                       .)
2. Election of the following Class III Directors:
Elaine Eisenman
Joanna T. Lau
Roger S. Markfield
          ☐  FOR ALL NOMINEES     ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
          ☐ FOR ALL NOMINEES EXCEPT (See instructions below)
(Instruction: To withhold authority for one or more specific nominees, write such nominee(s) name here:                                                                                                                                                                                       .)

3. To transact any other business which may properly come before the annual meeting or any adjournment thereof.
THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND 2.
     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated April 21, 2008, and the proxy statement of the Company furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.
     PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Dated: , 2008

Signature

Signature

Signature(s) shall agree with the name(s) printed on this Proxy. If shares are registered in two names, both shareholders should sign this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the shareholder is a corporation, please sign in full corporate name by an authorized officer. If the shareholder is a partnership or other entity, please sign that entity’s name by authorized person. (Please note any change of address on this Proxy.)